Exhibit (a)(1)(A)

OFFER TO PURCHASE FOR CASH

BY

ACTUA CORPORATION

UP TO $80,000,000 OF SHARES OF ITS OUTSTANDING COMMON STOCK

AT A PER SHARE PURCHASE PRICE NOT GREATER THAN $14.00

NOR LESS THAN $12.00 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON WEDNESDAY, DECEMBER 7, 2016, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION TIME”).

Actua Corporation, a Delaware corporation (“Actua,” the “Company,” “we,” “us” or “our”), is offering to purchase for cash shares of our common stock, par value $0.001 per share (the “Shares”), pursuant to (i) auction tenders at prices specified by the tendering stockholders of not greater than $14.00 nor less than $12.00 per Share (“Auction Tenders”) or (ii) purchase price tenders (“Purchase Price Tenders”) at the purchase price determined as provided herein, in either case net to the seller in cash, less any applicable withholding taxes and without interest, and upon the terms and subject to the conditions described in this Offer to Purchase and in the related Letter of Transmittal (the “Letter of Transmittal” and, together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase Shares having an aggregate purchase price of up to $80,000,000 in the Offer using cash on hand.

Stockholders who wish to tender Shares without specifying a price at which such Shares may be purchased by the Company should make a Purchase Price Tender. Under a Purchase Price Tender, Shares will be purchased, upon the terms and subject to the conditions of the Offer, at the Purchase Price (as defined below) determined as provided herein. Stockholders who properly tender Shares without specifying whether they are making an Auction Tender or a Purchase Price Tender will be deemed to have made a Purchase Price Tender.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, which will not be greater than $14.00 nor less than $12.00 per Share, that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the single lowest price per Share (in multiples of $0.25) of not greater than $14.00 nor less than $12.00 per Share (the “Purchase Price”) that will allow us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $80,000,000. Only Shares properly tendered at prices at or below the Purchase Price, and not properly withdrawn, will be eligible for purchase in the Offer. Shares properly tendered pursuant to an Auction Tender at a price that is greater than the Purchase Price we determine pursuant to the terms of the Offer will not be purchased. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

All Shares acquired in the Offer will be acquired at the same price regardless of whether the stockholder tendered at a lower price. However, because of the proration, “odd lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price may not be purchased if, based on the Purchase Price, Shares having an aggregate purchase price in excess of $80,000,000 are properly tendered and not properly withdrawn. Shares tendered but not purchased in the Offer will be

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returned to the tendering stockholders at our expense promptly after the Expiration Time. We reserve the right, in our sole discretion, to change the per Share purchase price range and to increase or decrease the aggregate purchase price of Shares sought in the Offer, subject to applicable law. See Sections 1 and 3.

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), in the event that Shares having an aggregate purchase price of more than $80,000,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2.0% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Sections 1 and 15.

At the maximum Purchase Price of $14.00 per Share, we would purchase 5,714,286 Shares if the Offer is fully subscribed, which would represent approximately 14.5% of our issued and outstanding Shares as of November 1, 2016. At the minimum Purchase Price of $12.00 per Share, we would purchase 6,666,667 Shares if the Offer is fully subscribed, which would represent approximately 16.9% of our issued and outstanding Shares as of November 1, 2016.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer is, however, subject to other conditions. See Section 7.

The Shares are listed on the NASDAQ Global Select Market (the “NASDAQ”) and trade under the symbol “ACTA.” On November 2, 2016, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares was $11.60 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.

If you have questions or need assistance, you should contact the Information Agent or the Dealer Manager (as defined herein) at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.

Neither the SEC nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

The Dealer Manager for the Offer is:

CRAIG-HALLUM CAPITAL GROUP

Offer to Purchase dated November 7, 2016

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IMPORTANT

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY (EACH AS DEFINED HEREIN) MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

If you want to tender all or part of your Shares, you must do one of the following before 11:59 P.M., New York City time, on Wednesday, December 7, 2016, or any later time and date to which the Offer may be extended:

•	if you hold Shares in your own name, complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Computershare Trust Company, N.A., the Depositary for the Offer (the “Depositary”);

•	if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Shares for you;

•	if you are an institution participating in The Depository Trust Company, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested stock options or stock appreciation rights to purchase Shares under the Company’s Equity Plan (as defined herein), you may exercise your vested stock options or stock appreciation rights in accordance with the Company’s policies and procedures for the Equity Plan and tender any of the Shares issued upon exercise.

If you want to tender your Shares but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Time or (b) your other required documents cannot be delivered to the Depositary by the Expiration Time, you may still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

Under a Purchase Price Tender, Shares will be purchased upon the terms and subject to the conditions of the Offer, at the Purchase Price. If you wish to maximize the chance that your Shares will be purchased by us, you should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” If you agree to accept the purchase price determined in the Offer, your Shares will be deemed to be tendered at the minimum price of $12.00 per share. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at a price as low as $12.00 per Share. See Section 3.

WE ARE NOT MAKING THE OFFER TO, AND WILL NOT ACCEPT ANY TENDERED SHARES FROM, STOCKHOLDERS IN ANY JURISDICTION WHERE IT WOULD BE ILLEGAL TO DO SO.

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HOWEVER, WE MAY, AT OUR DISCRETION, TAKE ANY ACTIONS NECESSARY FOR US TO MAKE THE OFFER TO STOCKHOLDERS IN ANY SUCH JURISDICTION. IN ANY JURISDICTION THE SECURITIES OR BLUE SKY LAWS OF WHICH REQUIRE THE TENDER OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE TENDER OFFER IS BEING MADE ON OUR BEHALF BY THE DEALER MANAGER OR ONE OR MORE REGISTERED BROKERS OR DEALERS, WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

SUBJECT TO APPLICABLE LAW (INCLUDING RULE 13E–4(D)(2) UNDER THE EXCHANGE ACT, WHICH REQUIRES THAT MATERIAL CHANGES IN THE TENDER OFFER BE PROMPTLY DISSEMINATED TO SECURITY HOLDERS IN A MANNER REASONABLY DESIGNED TO INFORM THEM OF SUCH CHANGES), DELIVERY OF THIS OFFER TO PURCHASE SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE IS CORRECT AS OF ANY TIME AFTER THE DATE OF THIS OFFER TO PURCHASE OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE HEREIN OR IN OUR AFFAIRS SINCE THE DATE HEREOF.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES IN THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER. IF ANYONE MAKES ANY RECOMMENDATION OR GIVES ANY INFORMATION OR REPRESENTATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, INFORMATION OR REPRESENTATION AS HAVING BEEN AUTHORIZED BY US, THE DEALER MANAGER, THE DEPOSITARY OR THE INFORMATION AGENT.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the Information Agent for the Offer (the “Information Agent”), and Craig-Hallum Capital Group, the Dealer Manager for the Offer (the “Dealer Manager”), in each case at the telephone numbers and addresses set forth below and on the back cover of this Offer to Purchase. You may request additional copies of this Offer to Purchase and other Offer documents from the Information Agent at the telephone number and address on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary highlights material information from this Offer to Purchase, but it does not describe the Offer to the same extent as it is described elsewhere in this Offer to Purchase. To understand the Offer fully, and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents that constitute part of the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase Shares?

The issuer of the Shares, Actua Corporation, is offering to purchase your Shares. See Section 1.

How many Shares is Actua offering to purchase?

We are offering to purchase, at the Purchase Price, Shares having an aggregate purchase price of up to $80,000,000 in the Offer, or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase Shares having an aggregate purchase price of $80,000,000. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the Expiration Time. See Section 1.

Because the Purchase Price will only be determined after the Expiration Time, the number of Shares that will be purchased will not be known until after that time. Assuming the Offer is fully subscribed, at the maximum Purchase Price of $14.00 per Share, we would purchase 5,714,286 Shares, which would represent approximately 14.5% of our issued and outstanding Shares as of November 1, 2016. At the minimum Purchase Price of $12.00 per Share, we would purchase 6,666,667 Shares if the Offer is fully subscribed, which would represent approximately 16.9% of our issued and outstanding Shares as of November 1, 2016.

In addition, if Shares having an aggregate purchase price of more than $80,000,000 are tendered in the Offer at or below the Purchase Price, we may exercise our right to purchase up to an additional 2.0% of our outstanding Shares without extending the Expiration Time. We also expressly reserve the right, in our sole discretion, to purchase additional Shares, subject to applicable law. See Section 15.

The Offer is not conditioned on any minimum number of Shares being tendered by stockholders but is subject to certain other conditions. See Section 7.

What will be the purchase price for the Shares and what will be the form of payment?

We are conducting this Offer through a procedure commonly called a “modified Dutch auction.” Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash Shares pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $14.00 nor less than $12.00 per Share or (ii) Purchase Price Tenders. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. See Section 1.

We will select the single lowest purchase price (in multiples of $0.25) (the “Purchase Price”) within the specified price range for the Offer that will allow us to purchase the maximum number of Shares having an aggregate purchase price of $80,000,000 or, if a lesser number of Shares are properly tendered, such lesser number of Shares as are properly tendered and not properly withdrawn. We will publicly announce the Purchase Price promptly after we have determined it. We will purchase all Shares acquired in the Offer at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price.

If you wish to maximize the chance that your Shares will be purchased, you should check the box in the section on the Letter of Transmittal indicating that you will accept the Purchase Price we determine. You should understand that this election may lower the purchase price paid for all purchased Shares in the Offer and could result in your Shares being purchased at a price as low as $12.00 per Share.

The minimum Purchase Price of $12.00 per share could be below the closing market price for the Shares on the NASDAQ on the date on which the Expiration Time occurs. See Section 3. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares.

If your Shares are purchased in the Offer, you will receive the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Time. Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. The Offer is scheduled to expire at 11:59 P.M., New York City time, on Wednesday, December 7, 2016, unless the Offer is extended or terminated by us. See Sections 1 and 5.

How will Actua pay for the Shares?

The Offer is not subject to a financing condition. The maximum aggregate purchase price of Shares purchased in the Offer will be $80,000,000. We expect to fund the Share purchases in the Offer, including the related fees and expenses, from our existing cash and cash equivalents, including a portion of the cash proceeds received in connection with the recently completed sale of our former subsidiary, GovDelivery Holdings, Inc. See Sections 5, 7 and 9.

What is the purpose of the Offer?

We believe that the Offer represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares in a manner designed to avoid the potential disruption to the Share price associated with market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or proration, will have increased their relative per share percentage ownership interest in the Company at no cost to them. See Section 2.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders” (as defined in Section 1) who hold Shares registered in their names and tender all of their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their Shares. See Sections 1 and 2.

In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s and its subsidiaries’ operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. We believe that our current cash balances, anticipated cash flows from the operations of our consolidated subsidiaries and our borrowing capacity will exceed our capital requirements for normal operations and capital expenditures. See Section 2 for additional information about the purpose of the Offer.

How long do I have to tender my Shares?

You may tender your Shares until the Expiration Time. The Offer will expire on Wednesday, December 7, 2016 at 11:59 P.M., New York City time, unless we extend or terminate the Offer. We may choose to extend the Offer in our sole discretion at any time. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Sections 1 and 15.

If a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline. See Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes. We can extend or amend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Shares that have been tendered. We can also terminate the Offer under certain circumstances. See Sections 7 and 16.

How will I be notified if the Offer is extended, terminated or amended?

If the Offer is extended or terminated, we will make a public announcement no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Time. We will announce any amendment of the Offer by making a public announcement of the amendment. If we extend the Offer, you may withdraw your Shares until the Expiration Time, as extended. See Sections 4 and 15.

What are the most significant conditions to the Offer?

Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived by us, prior to the Expiration Time, including:

•	No legal action shall have been instituted, threatened, pending or taken that challenges or affects the Offer or could reasonably be expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair in any way the contemplated future conduct of our business or our ability to exercise full rights of ownership or purchase and hold some or all of the Shares purchased in the Offer;

•	No action shall have been taken, nor shall any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) have been proposed, sought, enacted, entered, promulgated or enforced, in either case, that affects the Offer or could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects or otherwise materially impair the contemplated future conduct of our business or our ability to purchase some or all of the Shares in the Offer;

•	No general suspension of trading in, or general limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter markets in the United States or the declaration of a banking moratorium or any suspension of payment in respect of banks in the United States shall have occurred;

•	No changes in the general political, market, economic or financial conditions in the United States or abroad that could reasonably be expected to materially and adversely affect our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, or otherwise materially impairs in any way the contemplated future conduct of our business, shall have occurred;

•	No commencement or escalation, on or after November 7, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, nor any material escalation, on or after November 7, 2016, of any war or armed hostilities which had commenced prior to November 7, 2016;

•	No decrease of more than 10% in the market price for the Shares on the NASDAQ or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on November 7, 2016 shall have occurred;

•	No person shall have commenced, proposed, announced, made or have publicly disclosed a tender or exchange offer (other than this Offer), merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries nor shall we have entered into a definitive agreement or an agreement in principle with any person to effect a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	No person (including a group) shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding Shares (other than anyone who publicly disclosed such ownership in a filing with the SEC on or before November 7, 2016), and no person or group which has made such a filing on or before November 7, 2016 shall acquire or publicly announce its proposal to acquire an additional 1% or more of our outstanding Shares. In addition, no new group shall have been formed that beneficially owns (as a group) more than 5% of our outstanding Shares;

•	No person, entity or group shall have filed a Notification and Report Form for Certain Mergers and Acquisitions under the Hart-Scott- Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), reflecting an intent to acquire us or any Shares, or made a public announcement reflecting intent to take any such action;

•	No material adverse change in our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects shall have occurred; and

•	No determination shall have been made by us that the consummation of the Offer and the purchase of the Shares are reasonably likely to cause Shares either (1) to be held of record by less than 300 persons or (2) to be delisted from the NASDAQ or to be eligible for deregistration under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How will the Offer affect the number of Shares outstanding and the number of record holders of Actua?

As of November 1, 2016, we had 39,477,526 issued and outstanding Shares. At the maximum Purchase Price of $14.00 per Share, we would purchase 5,714,286 Shares if the Offer is fully subscribed, which would represent approximately 14.5% of our issued and outstanding Shares as of November 1, 2016. At the minimum Purchase Price of $12.00 per Share, we would purchase 6,666,667 Shares if the Offer is fully subscribed, which would represent approximately 16.9% of our issued and outstanding Shares as of November 1, 2016.

If the Offer is fully subscribed at the maximum Purchase Price of $14.00 per Share and we do not exercise our right to purchase any additional Shares, we will have approximately 33,763,250 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price of $12.00 per Share and we do not exercise our right to purchase any additional Shares, we will have approximately 32,810,869 Shares outstanding following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding will depend on the number of Shares tendered and purchased in the Offer. See Section 2.

If any of our stockholders who (i) hold shares in their own name as holders of record or (ii) are “registered holders” as participants in The Depository Trust Company’s (“DTC”) system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced. See Section 2.

Stockholders who do not have their Shares purchased in the Offer will realize a proportionate increase in their relative ownership interest in the Company. See Section 2.

Following the Offer, will Actua continue as a public company?

Yes. The completion of the Offer in accordance with its terms and conditions is not expected to cause the Company to be delisted from the NASDAQ or to stop being subject to the periodic reporting requirements of the Exchange Act. However, our Board of Directors has the authority to change our business objectives and modify our operating policies and strategies without prior notice and, in certain cases, without stockholder approval. The Board of Directors may choose, in the future, certain policies or strategies that could result in Actua ceasing to be a public company.

How do I tender my Shares?

If you want to tender all or a portion of your Shares, you must do one of the following prior to the Expiration Time:

•	if you hold your Shares in your own name as a holder of record and decide to tender your Shares, you must complete and sign a Letter of Transmittal according to its instructions or an Agent’s Message and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to the Depositary before 11:59 P.M., New York City time, on Wednesday, December 7, 2016, or such later time and date to which we may extend the Offer;

•	if you hold your Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee (i.e., in “street name”), you must contact your broker, dealer, commercial bank, trust company or other nominee if you wish to tender your Shares (stockholders should note that if a broker, dealer, commercial bank, trust company or other nominee holds your Shares, it is likely that they have an earlier deadline for accepting the Offer and hence we urge you to contact the broker, dealer, commercial bank, trust company or other nominee holding your Shares to find out their deadline). See Section 3 and the instructions to the Letter of Transmittal;

•	if you are an institution participating in DTC, tender your Shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase; or

•	if you are a holder of vested stock options or stock appreciation rights (“SARs”) to purchase Shares under the Company’s Sixth Amended and Restated 2005 Omnibus Equity Compensation Plan or any predecessor plan (together, the “Equity Plan”), you may exercise your vested stock options or SARs and tender any of the Shares issued upon exercise in accordance with the Company’s policies and procedures for the Equity Plan.

If you want to tender your Shares, but you cannot comply with the procedure for book-entry transfer by the Expiration Time or your other required documents cannot be delivered to the Depositary by the Expiration Time, you can still tender your Shares if you comply with the guaranteed delivery procedure described in Section 3.

We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.

You may contact the Information Agent, the Dealer Manager or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent and the Dealer Manager is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

How do holders of vested stock options or SARs for Shares participate in the Offer?

If you hold vested but unexercised vested stock options or SARs, you may exercise such options or SARs in accordance with the terms of the Company’s policies and procedures for the Equity Plan and your awards and tender the Shares received upon such exercise in accordance with this Offer. An exercise of a stock option or SAR cannot be revoked for any reason even if Shares received upon the exercise thereof and tendered in the Offer are not purchased in the Offer for any reason. See Section 3. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on your stock option exercise prices, the date of your awards, the years left to exercise your awards and the provisions for pro rata purchases by the Company described in Section 1. We encourage you to discuss the Offer with your financial and/or tax advisor or broker, if any.

May I tender only a portion of the Shares that I hold?

Yes. You do not have to tender all of the Shares that you own to participate in the Offer.

Until what time can I withdraw previously tendered Shares?

You may withdraw your tendered Shares at any time before 11:59 P.M., New York City time, on December 7, 2016, or such later time and date to which we may extend the Offer. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on January 6, 2017. See Section 4.

How do I withdraw Shares previously tendered?

You must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your written notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If you have used more than one Letter of Transmittal or have otherwise tendered Shares in more than one group of Shares, you may withdraw Shares using either separate notices of withdrawal or a combined notice of withdrawal, so long as the required information is included. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See Section 4.

In what order will tendered Shares be purchased? Will tendered Shares be prorated? What happens if more than $80,000,000 in aggregate purchase price of Shares are tendered at or below the Purchase Price?

If the terms and conditions of the offer have been satisfied or waived and Shares having an aggregate purchase price of less than $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and Shares having an aggregate purchase price of more than $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares owned beneficially or of record by such Odd Lot holder at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•

Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered

Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $80,000,000; and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. See Sections 1 and 6.

If I own fewer than 100 Shares and I tender all of my Shares, will I be subject to proration?

If you (i) own, beneficially or of record, fewer than 100 Shares in the aggregate, (ii) properly tender all of these Shares at or below the Purchase Price, (iii) do not properly withdraw them before the Expiration Time and (iv) complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, we will purchase all of your Shares without subjecting them to proration. See Section 1.

Has Actua or its Board of Directors adopted a position on the Offer?

Our Board of Directors has authorized us to make the Offer. However, neither we nor the Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to you as to whether you should tender or refrain from tendering your Shares or as to the price or prices at which you may choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you tender your Shares. In doing so, you should read carefully the information in this Offer to Purchase and the Letter of Transmittal, including our reasons for making the Offer. See Section 2.

Will the Actua directors and executive officers tender shares in the tender offer?

Our directors, executive officers, other employees and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and named executive officers have advised us that they do not intend to tender any of their Shares in the Offer, and any tenders of Shares by our other officers and employees will be Purchase Price Tenders. The equity ownership of our directors, executive officers, other employees and affiliates who do not tender their Shares in the Offer will proportionately increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. See Section 11.

Does Actua intend to repurchase any Shares other than pursuant to the Offer or after the Offer?

As previously reported, we maintain a share repurchase program under which we may, from time to time, repurchase Shares in the open market, including pursuant to trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act or in privately negotiated transactions. The program was most recently amended in October 2016 to increase the current availability under the program to $125 million, inclusive of any amounts repurchased in the Offer.

However, Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Time. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Time. See Sections 2 and 17.

What will happen if I do not tender my Shares?

Stockholders who choose not to tender will own a greater percentage ownership of our outstanding Shares following the consummation of the Offer. In addition, stockholders who retain an equity interest in the Company as a result of a partial or conditional tender of Shares or pro ration may also own a greater per share percentage ownership of our outstanding Shares following the consummation of the Offer. See Section 2.

When and how will Actua pay for the Shares I tender that are accepted for purchase?

We will pay the Purchase Price, net to the seller in cash, less any applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Time and the acceptance of the Shares for payment. We will publicly announce the preliminary results of the Offer, including the Purchase Price and preliminary information about any expected proration, on the business day following the Expiration Time. We do not expect, however, to announce the final results of any proration or the Purchase Price and begin paying for tendered Shares until approximately three business days after the Expiration Time. We will pay for the Shares accepted for purchase by depositing the aggregate Purchase Price with the Depositary after the Expiration Time. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 5.

What is the recent market price for the Shares?

On November 2, 2016, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NASDAQ was $11.60 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

Will I have to pay brokerage fees and commissions if I tender my Shares?

If you are a holder of record of your Shares and you tender your Shares directly to the Depositary, you will not incur any brokerage fees or commissions. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker tenders Shares on your behalf, your broker may charge you a fee for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Section 5.

I am a U.S. stockholder. What are the material U.S. federal income tax consequences if I tender my Shares?

If you are a U.S. Holder (as defined in Section 13), the receipt of cash for your tendered Shares generally will be a taxable event for you for U.S. federal income tax purposes. The receipt of cash for your tendered Shares generally will be treated for U.S. federal income tax purposes either as (a) a sale or exchange eligible for gain or loss treatment or (b) a distribution. See Section 13. If you are a Non-U.S. Holder (as defined in Section 13), the payment of cash for your tendered Shares will be subject to U.S. federal income tax withholding. See Sections 3 and 13.

We advise you to consult your tax advisor with respect to your particular situation.

Will I have to pay stock transfer tax if I tender my Shares?

If you instruct the Depositary in the Letter of Transmittal to make the payment for the Shares to you as the registered holder, you will not incur any stock transfer tax. See Section 5.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact Innisfree M&A Incorporated, the Information Agent for the Offer, or Craig-Hallum Capital Group, the Dealer Manager for the Offer, in each case at the telephone numbers and addresses set forth on the back cover of this Offer to Purchase. You may request additional copies of the Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone number and address set forth on the back cover of this Offer to Purchase.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase contain statements that are forward-looking statements. These forward-looking statements are based on our current expectations and projections about future events but are subject to known and unknown risks, uncertainties and assumptions about us and our companies that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by those forward-looking statements.

Factors that could cause our actual results, levels of activity, performance or achievements to differ materially from those anticipated in forward-looking statements include, but are not limited to, factors discussed elsewhere in this Offer to Purchase and include, among other things:

•	the valuation of public and private cloud-based businesses by analysts, investors and other market participants;

•	continued development of the cloud-based software market;

•	our ability to compete successfully in highly-competitive, rapidly-developing markets;

•	our ability to deploy capital effectively and on acceptable terms;

•	economic and market conditions generally;

•	capital spending by customers;

•	our ability to retain existing customer relationships (particularly significant customer relationships) and secure new ones;

•	developments in the vertical markets in which we operate, and our ability to respond to those changes in a timely and effective manner;

•	the availability, performance and security of our cloud-based technology, particularly in light of increased cybersecurity risks and concerns;

•	our ability to retain and motivate current key personnel and to attract new personnel;

•	our ability to successfully integrate any acquired businesses, and any other difficulties related to the acquisition of businesses;

•	the impact of any potential acquisitions, dispositions or other strategic transactions, which may impact our operations, financial condition, capitalization or indebtedness; and

•	our ability to have continued access to capital and to manage capital resources effectively.

In light of those risks, uncertainties and assumptions, the forward-looking events discussed in, or incorporated by reference into, this Offer to Purchase might not occur. All statements that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue” or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in or incorporated by reference into this Offer to Purchase. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are discussed or included in the Company’s periodic reports filed with the SEC. You are urged to carefully consider all such factors.

INTRODUCTION

To the Holders of our Shares:

Actua hereby offers to purchase Shares having an aggregate purchase price of up to $80,000,000 (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase Shares having an aggregate purchase price of $80,000,000) using cash on hand. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase Shares pursuant to (i) Auction Tenders at prices specified by the tendering stockholders of not greater than $14.00 nor less than $12.00 per Share or (ii) Purchase Price Tenders. After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price, which will not be greater than $14.00 nor less than $12.00 per Share, that we will pay for Shares properly tendered and not properly withdrawn from the Offer, taking into account the total number of Shares tendered and the prices specified by tendering stockholders. We will select the single lowest price per Share (in multiples of $0.25) of not greater than $14.00 nor less than $12.00 per Share that will allow us to purchase the maximum number of Shares properly tendered in the Offer and not properly withdrawn having an aggregate purchase price not exceeding $80,000,000. Shares tendered pursuant to Purchase Price Tenders will be deemed to have been tendered at a price of $12.00 per Share (which is the minimum price per Share under the Offer) for purposes of determining the Purchase Price. All Shares acquired in the Offer will be acquired at the Purchase Price, even if you have selected a purchase price lower than the Purchase Price, but we will not purchase any Shares tendered at a price above the Purchase Price. Our Offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal which, as amended or supplemented from time to time, together constitute the Offer.

Only Shares properly tendered at prices at or below the Purchase Price we select, and not properly withdrawn, will be purchased. However, because of the proration, “Odd Lot” priority and conditional tender provisions described in this Offer to Purchase, all of the Shares tendered at or below the Purchase Price we select will not be purchased if more than the aggregate purchase price of Shares we seek are tendered. We will return any Shares that we do not purchase, including Shares that are tendered at prices in excess of the Purchase Price and not properly withdrawn and Shares not purchased because of proration or conditional tenders, in each case, promptly following the Expiration Time. See Section 3.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. The Offer, however, is subject to other conditions. Our obligation to accept and pay for Shares properly tendered at or below the Purchase Price and not properly withdrawn pursuant to the Offer is conditioned upon satisfaction or waiver of these conditions. See Section 7.

The Offer will expire at 11:59 p.m., New York City Time, on Wednesday, December 7, 2016, unless the Offer is extended or terminated by us.

Stockholders must complete the section of the Letter of Transmittal relating to the price at which they are tendering Shares in order to properly tender Shares.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. SEE SECTION 2. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

Our directors, executive officers, other employees and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and named executive officers have advised us that they do not intend to tender any of their Shares in the Offer, and any tenders of Shares by our other officers and employees will be Purchase Price Tenders. See Section 11.

In accordance with the rules of the SEC, we may amend the Offer to purchase up to an additional 2.0% of the outstanding Shares, without extending the Expiration Time.

Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of Shares having an aggregate purchase price of more than $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price.

The Purchase Price will be paid net to the seller in cash, less any applicable withholding taxes and without interest, for all Shares purchased. Tendering stockholders who hold Shares registered in their own name and who tender their Shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or stock transfer taxes on the purchase of Shares by us in the Offer. Stockholders holding Shares in a brokerage account or otherwise through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult their brokers or such other nominees to determine whether transaction costs (including any stock transfer taxes) may apply if stockholders tender Shares through such brokers or other nominees and not directly to the Depositary. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply. See Sections 3 and 13 regarding certain tax consequences of the Offer.

Also, any tendering stockholder or other payee who is a U.S. Holder (as defined in Section 13) and fails to complete, sign and return to the Depositary (or other withholding agent) the Internal Revenue Service (“IRS”)

Form W-9 included with the Letter of Transmittal and any tendering stockholder or other payee who is a Non-U.S. Holder (as defined in Section 13) and fails to complete, sign and return to the Depositary (or other withholding agent) the appropriate IRS Form W-8, may be subject to U.S. federal backup withholding on the gross proceeds paid to the stockholder or other payee pursuant to the Offer (along with applicable penalties, if any), unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Sections 3 and 13.

In addition, holders of vested but unexercised stock options or SARs outstanding under the Equity Plan (as defined in Section 11) may, subject to the terms and conditions of the Equity Plan and the applicable award, exercise such options or SARs in accordance with the Company’s policies and procedures for the Equity Plan and tender some or all of the Shares issued upon such exercise in accordance with the Company’s policies and procedures for the Equity Plan. See Sections 3 and 11 for more information on the Equity Plan generally. Holders of vested by unexercised stock awards should consult their own tax advisors concerning the exercise thereof.

We will pay all fees and expenses incurred in connection with the Offer by Innisfree M&A Incorporated, the Information Agent for the Offer, Computershare Trust Company, N.A., the Depositary for the Offer, and Craig-Hallum Capital Group, the Dealer Manager for the Offer. See Section 16.

As of November 1, 2016, we had 39,477,526 issued and outstanding Shares. At the maximum Purchase Price of $14.00 per Share, we would purchase 5,714,286 Shares if the Offer is fully subscribed, which would represent approximately 14.5% of our issued and outstanding Shares as of November 1, 2016. At the minimum Purchase Price of $12.00 per Share, we would purchase 6,666,667 Shares if the Offer is fully subscribed, which would represent approximately 16.9% of our issued and outstanding Shares as of November 1, 2016.

If any of our stockholders who hold Shares in their own name as holders of record or who are “registered holders” as participants in DTC’s system whose names appear on a security position listing tender their Shares in full and that tender is accepted in full, the number of our record holders would be reduced.

On November 2, 2016, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NASDAQ was $11.60 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.

This Offer to Purchase and the Letter of Transmittal contain important information that you should read carefully before you make any decision regarding the Offer.

THE OFFER

1.	Aggregate Purchase Price of Shares; Priority of Purchase; Proration.

Upon the terms and subject to the conditions of the Offer, we will purchase Shares having an aggregate purchase price of up to $80,000,000 that are properly tendered and not properly withdrawn in accordance with Section 4 before the Expiration Time, as defined below, at a Purchase Price not greater than $14.00 nor less than $12.00 per Share, net to the seller in cash, less any applicable withholding taxes and without interest. If, based on the Purchase Price, Shares having an aggregate purchase price of less than $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn (upon the terms and subject to the conditions of the Offer).

The term “Expiration Time” means 11:59 P.M., New York City time, on Wednesday, December 7, 2016. We may, in our sole discretion, extend the period of time during which the Offer will remain open. In the event of an extension, the term “Expiration Time” will refer to the latest time and date at which the Offer, as extended by us, will expire. See Section 15 for a description of our right to extend, delay, terminate or amend the Offer.

If the Offer is over-subscribed as described below, Shares properly tendered at or below the Purchase Price and not properly withdrawn will be subject to proration, except for Odd Lots. The proration period and, except as described herein, withdrawal rights expire at the Expiration Time.

In accordance with Instruction 3 to the Letter of Transmittal, stockholders desiring to tender Shares must either:

•	specify that they are willing to sell their Shares to us at the price determined in the Offer (a “Purchase Price Tender”); or

•	specify the price, not greater than $14.00 nor less than $12.00 per Share (in multiples of $0.25), at which they are willing to sell their Shares to us in the Offer (an “Auction Tender”).

Promptly following the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that we will pay for Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares tendered and the prices at which they are tendered. We will select the lowest purchase price specified by tendering stockholders that will allow us to buy the maximum number of Shares having an aggregate purchase price of $80,000,000 (or a lower amount if not enough Shares are properly tendered and not properly withdrawn to allow us to purchase Shares having an aggregate purchase price of $80,000,000). All Shares purchased in the Offer will be purchased at the same Purchase Price. If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election could result in the tendered Shares being purchased at a price as low as $12.00 per Share.

Only Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased. Shares properly tendered pursuant to an Auction Tender will not be purchased if the price specified in the Auction Tender is greater than the Purchase Price. However, because of the “Odd Lot” priority, proration and conditional tender provisions of the Offer, all of the Shares tendered at or below the Purchase Price will not be purchased if Shares having an aggregate purchase price of more than $80,000,000 are properly tendered and not properly withdrawn. All Shares tendered and not purchased in the Offer, including Shares tendered at or below the Purchase Price and Shares not purchased because of proration or conditional tenders, will be returned to the tendering stockholders at our expense promptly following the Expiration Time.

If we (i) increase the price that may be paid for the Shares above $14.00 per Share or decrease the price that may be paid for the Shares below $12.00 per Share, (ii) increase the maximum number of Shares that we may purchase in the Offer by more than 2.0% of our outstanding Shares or (iii) decrease the amount of Shares that we may purchase in the Offer, then the Offer must remain open for at least ten business days following the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 15.

THE OFFER IS NOT CONDITIONED ON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OBLIGATION TO ACCEPT AND PAY FOR SHARES PROPERLY TENDERED PURSUANT TO THE OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

Priority of Purchases. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of less than $80,000,000 are properly tendered and not properly withdrawn, we will buy all Shares properly tendered and not properly withdrawn. Upon the terms and subject to the conditions of the Offer, if Shares having an aggregate purchase price of more than $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, we will purchase Shares in the following order of priority:

•	First, we will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares owned at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference);

•	Second, after purchasing all the Odd Lots that were properly tendered at or below the Purchase Price, subject to the conditional tender provisions described in Section 6, we will purchase Shares at the Purchase Price from all other holders who properly tender Shares at or below the Purchase Price and who do not properly withdraw them before the Expiration Time (except for stockholders who tendered Shares conditionally for which the condition was not satisfied), on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares, until we have acquired Shares having an aggregate purchase price of $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law); and

•	Third, only if necessary to permit us to purchase Shares having an aggregate purchase price of $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law), we will purchase Shares at the Purchase Price from stockholders who have properly tendered Shares at or below the Purchase Price conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Time.

Therefore, we may not purchase all of the Shares that you tender even if you tender them at or below the Purchase Price. As we noted above, we may elect to purchase Shares having an aggregate purchase price of more than $80,000,000 in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater aggregate purchase price.

Odd Lots. The term “Odd Lots” means all Shares tendered by any person (an “Odd Lot Holder”) who owned beneficially or of record an aggregate of fewer than 100 Shares and so certifies in the appropriate place on the Letter of Transmittal and, if applicable, the Notice of Guaranteed Delivery. This preference is not available to partial tenders or beneficial or record holders of 100 or more Shares, even if such holders have separate accounts representing fewer than 100 Shares. Odd Lots will be accepted for payment at the same time as other tendered Shares. To qualify for this priority, an Odd Lot Holder must tender all Shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. By tendering in the Offer, an Odd Lot Holder who holds Shares in its name and tenders its Shares directly to the Depositary would also avoid any applicable Odd Lot discounts in a sale of the holder’s Shares. Any Odd Lot Holder wishing to tender all of its Shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration. If proration of tendered Shares is required, we will determine the proration factor promptly following the Expiration Time. Proration for each stockholder tendering Shares (excluding Odd Lot Holders) will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders (excluding Odd Lot Holders), subject to conditional tenders. Because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, and because of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until approximately three business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. Stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased. See Section 6.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.	Purpose of the Offer; Certain Effects of the Offer.

Purpose of the Offer.

We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment if they so elect. The Offer provides stockholders with an opportunity to obtain liquidity that may not be available in the open market with respect to all or a portion of their Shares without the potential disruption to the Share price that can result from market sales. In addition, if we complete the Offer, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or pro ration, will have increased their relative per share percentage ownership interest in the Company at no cost to them.

The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage commissions, solicitation fees or stock transfer taxes associated with open market sales. Furthermore, “Odd Lot Holders” (as defined in Section 1), who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid any applicable Odd Lot discounts that might otherwise be payable on sales of their Shares.

In determining to proceed with the Offer, our management and Board of Directors evaluated the Company’s and its subsidiaries’ operations, financial condition, capital needs, strategy and expectations for the future and believe that the Offer is a prudent use of our financial resources. We believe that our current cash balances, anticipated cash flows from operations of our consolidated subsidiaries and our borrowing capacity will exceed our capital requirements for normal operations and capital expenditures.

In addition to those factors described above, our Board of Directors determined to conduct a “modified Dutch auction” tender offer at a price range of $12.00 to $14.00 per Share for the Shares after considering, among other things, recent stock trading ranges and volumes for the Shares and liquidity opportunities available to our stockholders.

OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS NOR THE DEALER MANAGER, INFORMATION AGENT OR DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER THEM. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOU WILL TENDER THEM. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING THE PURPOSES AND EFFECTS OF THE OFFER. YOU SHOULD DISCUSS WHETHER TO TENDER YOUR SHARES WITH YOUR BROKER, IF ANY, AND/OR OTHER FINANCIAL OR TAX ADVISOR.

Potential Benefits of the Offer. We believe the Offer will provide benefits to us and our stockholders, including the following:

•	we believe the Offer will provide our stockholders with an opportunity to obtain liquidity with respect to all or a portion of their Shares, without potential disruption to the Share price and the usual transaction costs associated with market sales; and

•	upon the completion of the Offer, non-tendering stockholders will realize a proportionate increase in their relative ownership interest in Actua and an opportunity to benefit from the enhanced earnings per Share that we expect to result from the Offer.

Potential Risks and Disadvantages of the Offer. The Offer also presents some potential risks and disadvantages to us and our continuing stockholders, including the following:

•	the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets), which could result in lower stock prices or reduced liquidity in the trading market for our Shares following completion of the Offer;

•	stockholders who tender their Shares in the Offer, upon completion of the Offer and the purchase of their Shares, will forego the benefit of any appreciation in the market price of the Shares resulting from any future events (including the potential events described below under the heading “Other Plans”); and

•	if large stockholders do not participate in the Offer, it will further concentrate their ownership of the Company.

Certain Effects of the Offer. As of November 1, 2016, we had 39,477,526 issued and outstanding Shares. At the maximum Purchase Price of $14.00 per Share, we would purchase 5,714,286 Shares if the Offer is fully subscribed, which would represent approximately 14.5% of our issued and outstanding Shares as of November 1, 2016. At the minimum Purchase Price of $12.00 per Share, we would purchase 6,666,667 Shares if the Offer is fully subscribed, which would represent approximately 16.9% of our issued and outstanding Shares as of November 1, 2016.

If the Offer is fully subscribed at the maximum Purchase Price of $14.00 per Share and we do not exercise our right to purchase any additional Shares, we will have approximately 33,763,250 Shares outstanding following the purchase of Shares tendered in the Offer. If the Offer is fully subscribed at the minimum Purchase Price of $12.00 per Share and we do not exercise our right to purchase any additional Shares, we will have approximately 32,810,869 Shares outstanding following the purchase of Shares tendered in the Offer.

Stockholders may be able to sell non-tendered Shares in the future on the NASDAQ or otherwise, at a net price higher or lower than the purchase price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

Stockholders who do not tender their Shares pursuant to the Offer and stockholders who otherwise retain an equity interest in the Company as a result of a partial tender of Shares, proration or a conditional tender for which the condition is not satisfied will continue to be owners of Actua and will realize a proportionate increase in their relative equity interest in Actua and thus in the Company’s future earnings and assets at no additional cost to them, and will bear the attendant risks and rewards associated with owning the equity securities of Actua, including risks resulting from the Company’s purchase of Shares pursuant to the Offer. We can give no assurance, however, that we will not issue additional Shares or equity interests in the future. Stockholders may be able to sell non-tendered Shares in the future, on the NASDAQ or otherwise, at a net price which may be significantly higher than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell his or her Shares in the future, which may be higher or lower than the Purchase Price paid by us in the Offer.

The accounting for our purchase of Shares in the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase.

Our book value per Share is expected to decrease as a result of the Offer.

Shares we acquire pursuant to the Offer will become authorized and unissued Shares and will be available for us to issue without further stockholder action (except as required by applicable law or the listing standards of the NASDAQ) for purposes including, without limitation, acquisitions, raising additional capital and the satisfaction of obligations under existing or future employee benefit or compensation programs or stock plans or compensation programs for directors.

Based on the published guidelines of the NASDAQ and the conditions of the Offer, we do not believe that our purchase of Shares pursuant to the Offer will result in the delisting of the remaining Shares on the NASDAQ. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act. The Offer is conditioned upon the Company having determined that the consummation of the Offer will not cause the Shares to be delisted from the NASDAQ or eligible for deregistration under the Exchange Act. However, our Board of Directors has the authority to change our business objectives and modify our operating policies and strategies without prior notice and, in certain cases, without stockholder approval. The Board of Directors may choose, in the future, certain policies or strategies that could result in Actua ceasing to be a public company.

The Offer provides certain stockholders with an efficient way to sell their Shares without incurring brokers’ fees or commissions. Where Shares are tendered by the registered owner of those Shares directly to the Depositary, the sale of those Shares in the Offer will permit the seller to avoid the usual transaction costs associated with open market transactions. Furthermore, Odd Lot Holders who hold Shares registered in their names and tender their Shares directly to the Depositary and whose Shares are purchased in the Offer will avoid not only the payment of brokerage commissions but also any applicable Odd Lot discounts that might be payable on sales of their Shares in transactions on the NASDAQ.

Other Share Repurchases.

As previously reported, we maintain a share repurchase program under which we may, from time to time, repurchase Shares in the open market, including pursuant to trading plans meeting the requirements of Rule 10b5-1 under the Exchange Act or in privately negotiated transactions. The program was most recently amended in October 2016 to increase the current availability under the program to $125 million, inclusive of any amounts repurchased in the Offer.

However, Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Time. Accordingly, any additional purchases outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Time. Whether or to what extent we choose to make additional purchases will depend upon, among other things, market conditions, our capital needs, our business and financial condition, and alternative investment opportunities available to us, and there is no assurance that we will conclude any such purchases. These purchases may be made from time to time at the discretion of our management on the open market or through privately negotiated transactions, and may be on the same terms or on terms and prices that are more or less favorable to stockholders than the terms of this Offer.

Other Plans. Except as otherwise disclosed in this Offer to Purchase, we currently have no plans, proposals or negotiations underway that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

•	any purchase, sale or transfer of a material amount of our assets or any assets of our subsidiaries;

•	any change in our present Board of Directors or management, or to change any material term of the employment arrangements of any executive officer;

•	any material change in our capitalization, indebtedness or dividend policy;

•	any class of our equity securities ceasing to be authorized to be listed on the NASDAQ;

•	any material change in our corporate structure or business;

•	any class of our equity securities becoming eligible for termination of registration under Section 12 of the Exchange Act;

•	the suspension of our obligation to file reports under Section 15 of the Exchange Act;

•	the acquisition or disposition by any person of our securities, other than pursuant to our share repurchase program as described above and the grant of restricted stock, stock options, SARs or other equity awards to employees in the ordinary course of business; or

•	any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company.

Notwithstanding the foregoing, as part of our long-term corporate goal of maximizing stockholder value, we have regularly considered alternatives to enhance stockholder value, including open market repurchases of Shares, strategic acquisitions, divestitures and business combinations, and we intend to continue to consider alternatives to enhance stockholder value. In particular, as part of our business growth strategies, our existing businesses have acquired, and may continue to acquire, other companies, businesses and technologies. We reserve the right to change our plans and intentions at any time, as we deem appropriate, including certain policies or strategies that could result in Actua ceasing to be a public company.

3.	Procedures for Tendering Shares.

Proper Tender of Shares. For Shares to be tendered properly pursuant to the Offer:

(1) confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before 11:59 P.M., New York City time, on Wednesday, December 7, 2016 by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

(2) the tendering stockholder must comply with the guaranteed delivery procedure set forth below.

In accordance with Instruction 3 to the Letter of Transmittal, each stockholder desiring to tender Shares in the Offer must either (i) check the box in the section of the Letter of Transmittal captioned “Shares Tendered at a

Price Determined Pursuant to the Offer,” in which case you will be deemed to have tendered your Shares at the minimum price of $12.00 per Share for purposes of determining the Purchase Price (AND YOU SHOULD UNDERSTAND THAT THIS ELECTION MAY LOWER THE PURCHASE PRICE PAID FOR ALL PURCHASED SHARES IN THE OFFER AND COULD RESULT IN THE TENDERED SHARES BEING PURCHASED AT A PRICE AS LOW AS $12.00 PER SHARE) or (ii) check one, and only one, of the boxes in the section of the Letter of Transmittal captioned “Price (in Dollars) per Share at which Shares are Being Tendered,” indicating the price at which Shares are being tendered. A tender of Shares will be proper if, and only if, one of these boxes is checked on the Letter of Transmittal.

If tendering stockholders wish to maximize the chance that their Shares will be purchased, they should check the box in the section on the Letter of Transmittal captioned “Shares Tendered at a Price Determined Pursuant to the Offer.” Note that this election may effectively lower the purchase price paid for all purchased Shares in the Offer and could result in your tendered Shares being purchased at a price as low as $12.00 per Share.

If tendering stockholders wish to indicate a specific price (in multiples of $0.25) at which their Shares are being tendered, they must check a box under the section captioned “Shares Tendered at a price Determined by You.” Tendering stockholders should be aware that this election could mean that none of their Shares will be purchased if they check a box other than the box representing the lowest price. A stockholder who wishes to tender Shares at more than one price must complete separate Letters of Transmittal for each price at which Shares are being tendered. The same Shares cannot be tendered (unless previously properly withdrawn in accordance with the terms of the Offer) at more than one price. Separate notices of withdrawal (described in Section 4) are not required for each Letter of Transmittal unless each Letter of Transmittal tenders Shares at different prices; however, absent a notice of withdrawal, subsequent Letters of Transmittal do not revoke prior Letters of Transmittal. Stockholders may contact the Depositary for additional instructions.

Stockholders holding their Shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their brokers or such other nominee in order to tender their Shares. It is likely that the nominee has established an earlier deadline for you to act to instruct the nominee to accept the Offer on your behalf. Stockholders who hold Shares through nominee stockholders are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.

The valid tender of Shares by you through one of the procedures described in this Section 3 will constitute a binding agreement between you and us on the terms of, and subject to the conditions to, the Offer.

Stockholders may tender Shares subject to the condition that a specified minimum number of Shares (including all or none) be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box captioned “Conditional Tender” on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. STOCKHOLDERS SHOULD CONSULT THEIR INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER AND THE ADVISABILITY OF MAKING A CONDITIONAL TENDER. See Section 13.

Signature Guarantees and Method of Delivery. No signature guarantee is required if:

(1) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in DTC whose name appears on a security position listing as the owner of the Shares) tendered and the holder has not completed the section captioned “Special Issuance Instructions” on the Letter of Transmittal; or

(2) Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Rule 17Ad–15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

A “registered holder” of tendered Shares will include any participant in DTC’s system whose name appears on a security position listing as the owner of those Shares, and an “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses, that is a participant in any of the following: (i) the Securities Transfer Agents Medallion Program; (ii) The New York Stock Exchange, Inc. Medallion Signature Program; or (iii) the Stock Exchange Medallion Program.

Except as described above, all signatures on any Letter of Transmittal for Shares tendered thereby must be guaranteed by an eligible institution. See Instructions 1 and 4 to the Letter of Transmittal.

If a book-entry account system is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, then the book-entry account system must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the book-entry account system, with the signature guaranteed by an Eligible Institution.

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Stockholders also can specify the order in which we will purchase the specified portions in the event that, as a result of the proration provisions or otherwise, we purchase some but not all of the tendered Shares pursuant to the Offer. In the event the stockholder does not designate the order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.

Odd Lot Holders who tender all of their Shares must also complete the section captioned “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, to qualify for the priority treatment available to Odd Lot Holders as set forth in Section 1.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, including through DTC, is at the election and risk of the tendering stockholder.

Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries in connection with the Offer, including a Letter of Transmittal, must be made to the Depositary and not to us, the Dealer Manager, the Information Agent or DTC. ANY DOCUMENTS DELIVERED TO US, THE DEALER MANAGER, THE INFORMATION AGENT OR DTC WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT CONSTITUTE VALID DELIVERY TO THE DEPOSITARY.

Book-Entry Delivery. For purposes of the Offer, the Depositary will establish an account with respect to the Shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer Shares into the Depositary’s account in accordance with DTC’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either: (i) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Time or (ii) the guaranteed delivery procedure described below must be followed. Delivery of the Letter of Transmittal and any other required documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Shares that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Actua may enforce such agreement against such DTC participant.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the procedure for book-entry transfer cannot be completed before the Expiration Time, or if time will not permit all required documents to reach the Depositary before the Expiration Time, the Shares still may be tendered, if all of the following conditions are satisfied:

(1) the tender is made by or through an Eligible Institution;

(2) the Depositary receives by mail or overnight courier before the Expiration Time, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form Actua has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

(3) the confirmation of book-entry transfer of the Shares into the Depositary’s account at DTC, together with a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Stockholders may contact the Information Agent, the Dealer Manager or their broker for assistance. The contact information for the Information Agent and the Dealer Manager is set forth on the back cover page of this Offer to Purchase.

Equity Plan; Stock Awards. Holders of vested but unexercised stock options or SARs may exercise such securities in accordance with the terms of the Company’s policies and procedures for the Equity Plan and tender the Shares received upon such exercise in accordance with the Offer. See “Proper Tender of Shares” above. Holders of vested but unexercised stock options or SARs should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to them, based on their stock option exercise prices, the date of their award grants, the years left to exercise their awards, the range of tender prices and the provisions for pro rata purchases by us described in Section 1. We encourage those holders to discuss the Offer with their broker, if any, or tax or financial advisor. Holders of unvested equity awards, including stock options and SARs, may not tender Shares represented by options or awards.

Return of Unpurchased Shares. If any tendered Shares are not purchased or are properly withdrawn, or if less than all Shares evidenced by a stockholder’s book-entry account are tendered, the Shares not purchased will be credited to the appropriate account maintained by the tendering stockholder at DTC, in each case without expense to the stockholder.

U.S. Federal Income Tax Backup Withholding. Under the U.S. federal backup withholding rules, a portion of the gross proceeds payable to a tendering stockholder or other payee pursuant to the Offer must be withheld and remitted to the IRS, unless the stockholder or other payee provides his or her taxpayer identification number (employer identification number or social security number) to the Depositary (or other applicable withholding agent) and certifies under penalties of perjury that such number is correct, or such stockholder or other payee otherwise establishes an exemption. In addition, if the Depositary (or other applicable withholding agent) is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may also be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless that stockholder is able to claim an applicable exemption. Certain stockholders (including, generally, among others, all corporations and certain Non-U.S. Holders (as defined in Section 13)) can generally qualify for such an exemption and therefore are not subject to backup withholding. In order for a Non-U.S. Holder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8BEN or W-8BEN-E, as appropriate, or other applicable IRS Forms W-8, signed under penalties of perjury, attesting to that stockholder’s exempt status. The various IRS Forms W-8 can be obtained from the IRS website at www.irs.gov.

TO PREVENT U.S. FEDERAL INCOME TAX BACKUP WITHHOLDING, EACH STOCKHOLDER THAT IS A U.S. HOLDER AND DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING SHOULD PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE STOCKHOLDER’S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE IRS FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL, AND EACH NON-U.S. HOLDER WHICH DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM BACKUP WITHHOLDING MUST PROVIDE THE DEPOSITARY, OR OTHER WITHHOLDING AGENT, WITH THE APPROPRIATE IRS FORM W-8, WHICH CAN BE OBTAINED FROM THE IRS WEBSITE AT WWW.IRS.GOV.

Withholding for Non-U.S. Holders. Even if a Non-U.S. Holder has provided the required certification to avoid backup withholding, gross proceeds payable pursuant to the Offer to a Non-U.S. Holder or his or her agent will generally be subject to withholding of U.S. federal income tax at a rate of 30%, unless the Depositary (or other withholding agent) determines that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. In order to obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8BEN or W-8BEN-E, as appropriate, before payment is made, certifying that the Non-U.S. Holder is entitled to a reduced rate of withholding under an applicable tax treaty. In order to claim an exemption from withholding on the grounds that gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary (or other applicable withholding agent) a properly completed and executed IRS Form W-8ECI claiming such exemption before the payment is made. A Non-U.S. Holder may be eligible to file for a refund or credit of such tax or a portion of such tax withheld if such stockholder meets at least one of the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-U.S. Holder is not subject to tax, or if such stockholder is otherwise able to establish that no tax or a reduced amount of tax is due and the requisite information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends by U.S. corporations to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner of Shares that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Any amounts withheld under FATCA may be credited against the 30% withholding tax discussed in the preceding paragraph.

The applicable withholding agent generally will withhold U.S. federal income taxes equal to 30% of the gross proceeds payable to the Non-U.S. Holder, unless such Non-U.S. Holder provides to the applicable withholding agent a validly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or other applicable form) demonstrating that FATCA withholding is not warranted. If the applicable withholding agent withholds tax under FATCA, it will not also withhold the 30% U.S. federal income tax described under “Withholding for Non-U.S. Holders” above. Non-U.S. Holders are urged to consult with their tax advisors regarding the effect, if any, of the FATCA provisions on them based on their particular circumstances.

NON-U.S. HOLDERS ARE ADVISED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX WITHHOLDING AND INFORMATION REPORTING, INCLUDING ELIGIBILITY FOR A WITHHOLDING TAX REDUCTION OR EXEMPTION, AND THE REFUND PROCEDURE.

For a further discussion of certain material U.S. federal income tax consequences to tendering stockholders, see Section 13.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We reserve the absolute right prior to the Expiration Time to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, subject to applicable law, to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered Shares and our interpretation of the terms of the Offer will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of us, the Depositary, the Information Agent, the Dealer Manager or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any such person incur any liability for failure to give any notice. Our interpretations of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction.

Tendering Stockholder’s Representation and Warranty; Acceptance by Actua Constitutes an Agreement. A tender of Shares pursuant to any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e–4. It is a violation of Rule 14e–4 for a person, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions thereof), the person so tendering (i) has a net long position equal to or greater than the amount of (a) Shares tendered or (b) other securities convertible into or exchangeable or exercisable for the Shares tendered and will acquire the Shares for tender by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e–4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the Offer.

A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances, conditional sales agreements and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

A properly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to us, the Dealer Manager or the Information Agent. All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.

WE WILL DECIDE, IN OUR REASONABLE DISCRETION, ALL QUESTIONS AS TO THE NUMBER OF SHARES TO BE ACCEPTED, THE PRICE TO BE PAID FOR SHARES TO BE ACCEPTED AND THE VALIDITY, FORM, ELIGIBILITY (INCLUDING TIME OF RECEIPT) AND ACCEPTANCE FOR PAYMENT OF ANY TENDER OF SHARES, AND EACH SUCH DECISION WILL BE FINAL AND BINDING ON ALL PERSONS PARTICIPATING IN THE OFFER, SUBJECT TO SUCH OFFER PARTICIPANTS DISPUTING SUCH DETERMINATION IN A COURT OF COMPETENT JURISDICTION.

A PROPERLY COMPLETED AND DULY EXECUTED LETTER OF TRANSMITTAL, OR AN AGENT’S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO US, THE DEALER MANAGER OR THE INFORMATION AGENT. ANY SUCH DOCUMENTS DELIVERED TO US, THE DEALER MANAGER OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

4.	Withdrawal Rights.

Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Time. In addition, unless we have already accepted your tendered Shares for payment, you may withdraw your tendered Shares at any time after 11:59 P.M., New York City time, on January 6, 2017. Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable.

If we extend the period of time during which the Offer is open, are delayed in accepting for payment or paying for Shares or are unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, on our behalf, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e–4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the Offer.

For a withdrawal to be effective, a notice of withdrawal must be in writing, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares.

A stockholder who has tendered Shares at more than one price must complete a separate notice of withdrawal for Shares tendered at each price, so long as the information specified above is included. If Shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn Shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. We also reserve the absolute right to waive any defect or irregularity in the withdrawal of Shares by any stockholder. However, if we waive any defect or irregularity in any withdrawal with respect to any stockholder, we also waive such defect or irregularity with respect to all stockholders. None of us, the Depositary, the Dealer Manager, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any such person incur liability for failure to give any notice.

Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Time by again following one of the procedures described in Section 3.

5.	Purchase of Shares and Payment of Purchase Price.

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will (i) determine the Purchase Price we will pay for Shares properly tendered and not properly withdrawn prior to the Expiration Time, taking into account the number of Shares tendered and the prices specified by tendering stockholders and (ii) accept for payment and pay for (and thereby purchase) Shares having an aggregate purchase price of up to $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) which are properly tendered at prices at or below the Purchase Price and not properly withdrawn before the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject to the Odd Lot priority, proration and conditional tender provisions of the Offer, Shares that are properly tendered at or below the Purchase Price and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment in the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price for all such Shares promptly after the Expiration Time. In all cases, payment for Shares tendered and accepted for payment in the Offer will be made promptly, subject to the possible delay in the event of proration, but only after timely receipt by the Depositary of book-entry confirmation of Shares into the Depositary’s account at DTC a properly completed and duly executed Letter of Transmittal or an Agent’s Message and any other documents required by the Letter of Transmittal.

We will pay for Shares purchased in the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

In the event of proration, we will determine the proration factor and pay for those tendered Shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration and commence payment for Shares purchased until approximately three business days after the Expiration Time. Unless a stockholder specified otherwise in the Letter of Transmittal, Shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the Shares, to the tendering stockholder at our expense promptly after the Expiration Time or termination of the Offer without expense to the tendering stockholders. Under no circumstances will we pay interest on the Purchase Price for any reason, including but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares in the Offer. See Section 7.

We will pay all stock transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered book-entry accounts are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted.

6.	Conditional Tender of Shares.

Under certain circumstances described in Section 1, if the Offer is over-subscribed, Shares will be subject to proration (subject to the exception for Odd Lot Holders). As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal or Notice of Guaranteed Delivery must be purchased if any of such stockholder’s Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned “Conditional Tender” in the Letter of Transmittal or, if applicable, the Notice of Guaranteed Delivery. It is the tendering stockholder’s responsibility to determine the minimum number of Shares that must be purchased from the stockholder in order for the stockholder to qualify for sale or exchange (rather than taxable distribution) treatment for U.S. federal income tax purposes (as described more fully in Section 13 of the Offer to Purchase). Each stockholder is urged to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any stockholder tendering Shares. See Sections 3 and 13.

Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Expiration Time, if Shares having an aggregate purchase price of more than $80,000,000 (or such greater aggregate purchase price of Shares as we may elect to purchase, subject to applicable law) are properly tendered and not properly withdrawn, so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally, and not properly withdrawn (including Shares of Odd Lot Holders). If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder tendered pursuant to a Letter of Transmittal below the minimum number specified, the Shares conditionally tendered will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender and that are withdrawn as a result of proration will be returned at our expense to the tendering stockholder promptly after the Expiration Time.

After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders that would otherwise be regarded as withdrawn would cause the total number of Shares to be purchased to fall below an aggregate purchase price of $80,000,000 (or such greater amount as we may elect to pay, subject to applicable law) then, to the extent feasible, we will select enough of the Shares conditionally tendered that would otherwise have been withdrawn to permit us to purchase such number of Shares. In selecting among the conditional tenders, we will select by random lot, treating all tenders by a particular taxpayer as a single lot, and will limit our purchase in each case to the designated minimum number of Shares to be purchased. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares.

We note that in accordance with the rules of the SEC, in the event that Shares having an aggregate purchase price of more than $80,000,000 are tendered in the Offer at or below the Purchase Price, we may purchase up to an additional 2.0% of our outstanding Shares without extending the Expiration Time.

7.	Conditions of the Offer.

The Offer is not conditioned on the receipt of financing or any minimum number of Shares being tendered. Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) under the Exchange Act, if at any time on or after the commencement of the Offer and before the Expiration Time any of the following events occur (or shall have been reasonably determined by us to have occurred):

•	there has been threatened, instituted, pending or taken any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that directly or indirectly:

•	challenges or seeks to challenge, makes illegal, or delays or otherwise directly or indirectly restrains, prohibits or otherwise affects the making of the Offer, the acquisition by us of some or all of the Shares pursuant to the Offer, or any other matter relating to the Offer, or seeks to obtain any material damages or otherwise relating to the transactions contemplated by the Offer;

•	seeks to make the purchase of, or payment of, some or all of the Shares pursuant to the Offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the Shares;

•	materially impairs the contemplated benefits to us of the Offer;

•	seeks to impose limitations on our affiliates’ ability to acquire or hold or to exercise full rights of ownership, including, but not limited to, the right to vote their Shares on all matters properly presented to our stockholders; or

•	could be reasonably expected to materially and adversely affect our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of us or any of our subsidiaries;

•	there has occurred any change in the general political, market, economic or financial conditions, domestically or internationally, that could reasonably be expected to materially and adversely affect our business or the trading in the Shares, including, but not limited to, the following:

•	any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange or in the over-the-counter market;

•	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;

•	the commencement or escalation, on or after November 7, 2016, of war, armed hostilities or other international or national calamity, including, but not limited to, an act of terrorism, directly or indirectly involving the United States, or any material escalation, on or after November 7, 2016, of any war or armed hostilities which had commenced prior to November 7, 2016;

•	any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

•

any decrease of more than 10% in the market price for the Shares or in the general level of market prices for equity securities in the Dow Jones Industrial Average, New York Stock Exchange Index, NASDAQ Composite Index or the Standard & Poor’s 500 Composite Index measured from the close of trading on November 7, 2016, or any changes in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), income, operations, results of operations or prospects of us, our subsidiaries and our affiliates, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us;

•	a material change in U.S. or any other currency exchange rates or a suspension of or limitation on the markets for such currencies that could have, in our reasonable judgment, a material adverse effect on our and our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

•	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

•	a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, has been commenced, proposed or announced by any person or has been publicly disclosed or we have entered into a definitive agreement or an agreement in principle with any person to effect a merger, acquisition, business combination or other similar transaction, other than in the ordinary course of business;

•	we learn that:

•	any entity, “group” (for the purposes of the conditions of the Offer, as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of our outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC on or before November 7, 2016);

•	any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before November 7, 2016 has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer), beneficial ownership of an additional 1% or more of our outstanding Shares;

•	any new group has been formed that beneficially owns more than 5% of our outstanding Shares (options for and other rights to acquire Shares that are acquired or proposed to be acquired being deemed to be immediately exercisable or convertible for purposes of this clause); or

•	any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our respective assets or securities;

•	any action has been taken or any statute, rule, regulation, judgment, decree, injunction or order (preliminary, permanent or otherwise) has been proposed, sought, enacted, entered, promulgated, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries or affiliates by any court, government or governmental agency or other regulatory or administrative authority, domestic or foreign, which, in our reasonable judgment:

•	indicates that any approval or other action of any such court, agency or authority may be required in connection with the Offer or the purchase of Shares thereunder;

•	could reasonably be expected to prohibit, restrict or delay consummation of the Offer; or

•	otherwise could reasonably be expected to materially and adversely affect the business, properties, assets, liabilities, capitalization, stockholders’ equity, condition (financial or otherwise), operations, results of operations or prospects of us and our subsidiaries, taken as a whole;

•	any change or changes have occurred in our or our subsidiaries’ business, properties, assets, liabilities, capitalization, stockholders’ equity, financial condition, operations, results of operations or prospects that, in our reasonable judgment, has a material adverse effect on us or our subsidiaries, taken as a whole, or on the trading in the Shares, or on the benefits of the Offer to us; or

•	we shall have determined that the consummation of the Offer and the purchase of the Shares may cause the Shares to be:

•	held of record by less than 300 persons; or

•	delisted from the NASDAQ or to be eligible for deregistration under the Exchange Act.

As used in this Offer to Purchase, the phrase “the benefits of the Offer” or similar words refer to the efficient deployment of capital in a transaction without, in the Company’s reasonable judgment, expecting to create a meaningful negative effect on the Company’s ability to fund future operations as well as the other benefits described in Section 2. In addition, as used in this Offer to Purchase, the phrase “the contemplated future conduct of our business” or similar words refer to the continuation of the Company’s and its consolidated subsidiaries’ businesses in substantially the same manner as currently conducted with the preservation or improvement of relationships with important employees, consultants, customers, suppliers and others doing business with us; the preservation or improvement of our financial performance, cash flow, assets and capital resources; and the avoidance of any significant contingent or realized liabilities outside of those incurred in the ordinary course of our business substantially as currently conducted.

The foregoing addresses the only conditions under which we are not obligated to complete the Offer. The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion prior to the Expiration Time. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time prior to the Expiration Time and from time to time. However, once the Offer has expired, then all of the conditions to the Offer, other than those requiring receipt of necessary governmental approvals, must have been satisfied or waived. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Time. Any determination by us concerning the events described above will be final and binding on all persons participating in the Offer, subject to such Offer participants disputing such determination in a court of competent jurisdiction. Our right to terminate or amend the Offer or to postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered if any of the above listed events occur (or shall have been reasonably determined by us to have occurred) at any time prior to the Expiration Time shall not be affected by any subsequent event regardless of whether such subsequent event would have otherwise resulted in the event having been “cured” or ceasing to exist.

8.	Price Range of Shares; Dividends.

Our Shares are listed for trading on the NASDAQ. Our Shares trade on the NASDAQ under the symbol “ACTA.”

Price Range of Shares. The following table sets forth, for the period indicated, the high and low sales prices per share for our Shares as reported on the NASDAQ consolidated tape.

Fiscal 2016 (Year ending December 31, 2016)

	High	Low
Fourth Quarter (through November 2, 2016)	$13.07	$11.20
Third Quarter	$13.07	$8.63
Second Quarter	$10.57	$8.56
First Quarter	$11.43	$7.28

Fiscal 2015 (Year ended December 31, 2015)

	High	Low
Fourth Quarter	$14.92	$10.10
Third Quarter	$16.00	$11.72
Second Quarter	$15.70	$12.41
First Quarter	$18.77	$14.81

Fiscal 2014 (Year ended December 31, 2014)

	High	Low
Fourth Quarter	$19.24	$15.00
Third Quarter	$21.21	$13.24
Second Quarter	$22.73	$17.74
First Quarter	$21.86	$17.03

Fiscal 2013 (Year ended December 31, 2013)

	High	Low
Fourth Quarter	$18.81	$13.87
Third Quarter	$15.00	$10.96
Second Quarter	$12.42	$10.33
First Quarter	$13.50	$11.09

On November 2, 2016, the last full trading day before we announced our intention to make the Offer, the closing price of the Shares on the NASDAQ was $11.60 per Share. We urge stockholders to obtain a current market quotation for the Shares before deciding whether and at what price or prices to tender their Shares.

Dividends. We have never declared or paid cash dividends on our capital stock, and we do not currently intend to pay cash dividends in the foreseeable future. Any future dividend will be subject to approval by the Board of Directors, and the Board of Directors reserves the right to change our dividend policy at any time.

9.	Source and Amount of Funds.

The Offer is not subject to a financing condition. The maximum aggregate purchase price of Shares purchased in the Offer will be $80,000,000. We expect to fund the Share purchases in the Offer from our existing cash and cash equivalents, including a portion of the cash proceeds received in connection with the recently completed sale of our former subsidiary, GovDelivery Holdings, Inc.

10.	Certain Information Concerning the Company.

General. Actua is a multi-vertical cloud technology company with offerings that we believe create unique and compelling value for our customers and provide transformative efficiency to vertical markets. We manage our consolidated vertical cloud-based businesses, which operate in the commercial and personal property and casualty insurance, wealth management, government communications and environmental, health and safety markets, with a uniform set of industry-standard recurring revenue metrics and specifically look to drive growth at those businesses by:

•	continuously creating compelling, differentiated cloud-based products and services through investment in research and development;

•	driving efficient long-term growth in recurring revenue through investment in lead generation, marketing and sales;

•	identifying, structuring and executing accretive acquisitions that accelerate strategic plans, increase revenue growth and, over time, improve margins;

•	investing in and cultivating deep, domain-expert management teams; and

•	implementing strategies to obtain operational leverage and increased profitability while maintaining high revenue growth, particularly as a company scales.

Our principal executive offices are located at 555 East Lancaster Avenue, Suite 640, Radnor, Pennsylvania 19087 and our telephone number is (610) 727-6900. Our internet address is at www.actua.com. Information on our website does not constitute part of this Offer to Purchase.

Where You Can Find More Information. We are subject to the informational filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We also have filed a Tender Offer Statement on Schedule TO (the “Schedule TO”) with the SEC that includes additional information relating to the Offer. You may access and read our SEC filings, including the complete Schedule TO, all of the exhibits to it, and the documents incorporated therein by reference through the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference rooms in Washington, D.C. at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also go to the Investors section of the Company’s website at www.actua.com to access the Schedule TO and related documents.

Incorporation by Reference. The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed on March 15, 2016 (the “2015 Annual Report”);

•	our Quarterly Report on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016, filed on May 9, 2016, August 5, 2016 and November 7, 2016;

•	our Current Reports on Form 8-K filed on March 4, 2016, April 19, 2016, June 21, 2016, September 26, 2016, October 19, 2016 and November 3, 2016; and

•	the description of our common stock set forth in our registration statement on Form 8-A (SEC File No. 222-26929), filed on August 4, 1999, which incorporates by reference section 18 entitled “Description of Capital Stock” in our Registration Statement on Form S-1 (SEC File No. 333-78193), filed on May 11, 1999, as amended, and including any amendment or report filed for the purpose of updating or amending such description.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed to constitute a part of this Offer to Purchase, except as so modified or superseded. You can obtain any of the documents incorporated by reference in this document from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent at its address and telephone number set forth below.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

11.	Interests of Directors, Executive Officers and Affiliates; Recent Securities Transactions; Transactions and Arrangements Concerning the Shares.

Interests of Directors, Executive Officers and Affiliates. As of November 1, 2016, we had 39,477,526 issued and outstanding Shares and 482,907 Shares reserved for issuance upon exercise of all outstanding equity awards. At the maximum Purchase Price of $14.00 per Share, we would purchase 5,714,286 Shares if the Offer is fully subscribed, which would represent approximately 14.5% of our issued and outstanding Shares as of November 1, 2016. At the minimum Purchase Price of $12.00 per Share, we would purchase 6,666,667 Shares if the Offer is fully subscribed, which would represent approximately 16.9% of our issued and outstanding Shares as of November 1, 2016.

As of November 1, 2016, our directors and executive officers as a group (11 persons) beneficially owned an aggregate of approximately 3,966,552 Shares, representing approximately 8.7% of the total number of outstanding Shares. Our directors, executive officers, other employees and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Our directors and named executive officers have advised us that they do not intend to tender any of their Shares in the Offer, and any tenders of Shares by our other officers and employees will be Purchase Price Tenders. Further, our directors and executive officers may, in compliance with applicable law, sell their Shares in open market transactions at prices that may or may not be more favorable than the Purchase Price to be paid to our stockholders in the Offer.

The following table provides information with respect to the beneficial ownership of our Shares by (i) all persons known by us to own beneficially more than 5% of our Shares, (ii) each of our directors, (iii) each of our executive officers and (iv) all directors and executive officers as a group. We based the share amounts on each person’s beneficial ownership of our Shares as of November 1, 2016.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of Shares beneficially owned by a person and the percentage ownership of that person, Shares subject to stock options or SARs or deferred stock units (“DSUs”) held by that person that are currently exercisable or exercisable within 60 days of November 1, 2016 are deemed issued and outstanding. These Shares, however, are not deemed outstanding for purposes of computing percentage ownership of each other stockholder.

Except as otherwise noted in the footnotes below, to our knowledge, each person or entity identified below has sole voting and investment power with respect to such securities.

Security Ownership of Certain Beneficial Owners

Name of 5% Beneficial Owner, Director or Executive Officer	Options, Warrants and SARs Exercisable Within 60 Days	DSUs (1)	Number of Shares Beneficially Owned, Including Options, Warrants, SARs Exercisable Within 60 Days and DSUs	Percent of Shares Outstanding
David J. Adelman	25,000	26,211	129,519	*
Doug Alexander	0	0	1,364,544	3.5%
David J. Berkman	0	103,784	172,742	*
Walter W. Buckley, III (2)	0	0	1,386,147	3.5%
Thomas A. Decker	0	67,760	128,850	*
David K. Downes	0	67,598	128,162	*
Michael J. Hagan	0	79,176	94,918	*
H. Richard Haverstick, Jr.	0	0	23,149	*
Peter K. Miller	25,000	55,996	82,669	*
R. Kirk Morgan	75,000	0	292,918	*
Philip J. Ringo	0	131,849	162,934	*
All directors and executive officers as a group (11 individuals)	125,000	532,374	3,966,552	8.7%
BlackRock, Inc. (3) (4)	0	0	2,484,332	6.2%
Capital World Investors (3) (5)	0	0	2,602,000	6.4%
Dimensional Fund Advisors LP (3) (6)	0	0	2,342,534	5.8%
FMR LLC (3) (7)	0	0	6,122,912	15.2%
Pembroke Management, LTD (3) (8)	0	0	3,443,415	8.5%
The Vanguard Group, Inc. (3) (9)	0	0	2,582,894	6.4%

*	Represents less than 1% of the outstanding shares of Common Stock of Actua.
(1)	Includes shares of Common Stock underlying DSUs issued under Actua’s Non-Management Director Compensation Plan, as applicable, (a) for the director’s service on the Board and (b) in lieu of cash retainer fees earned by the director for his service to the Board and its committees. Since directors do not have any voting or dispositive power with respect to the shares of Common Stock underlying the DSUs they hold, the DSUs are not included in the “Percent of Shares Outstanding” figures in the table.
(2)	Includes 25,000 shares of Common Stock held by two trusts for the benefit of members of Mr. Buckley’s immediate family (with each trust holding 12,500 shares of Common Stock), as to which Mr. Buckley disclaims beneficial ownership.
(3)	Ownership information is as of December 31, 2015, based on a Schedule 13G (or an amendment thereto) filed with the SEC.
(4)	Includes shares held by the following subsidiaries of BlackRock, Inc. (“BlackRock”): BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (Australia) Limited and BlackRock Investment Management, LLC. BlackRock’s address is 55 East 52nd Street, New York, NY 10022.

(5)	Includes shares held by various investment companies under the Investment Company Act of 1940, as amended (the “Investment Act”), for which Capital World Investors /Capital Research and Management Company (“CW”) serves as investment adviser (including shares held by SMALLCAP World Fund, Inc., which, according to the Schedule 13G filed by CW on February 10, 2016, represent more than 5% of the outstanding shares of Actua’s Common Stock). The address of CW is 333 South Hope Street, Los Angeles, CA 90071.
(6)	Includes shares held by (a) four separate investment companies under the Investment Act for which Dimensional Fund Advisors LP (“Dimensional”) provides investment advice and (b) certain other commingled funds, group trusts and separate accounts for which Dimensional serves as investment manager or sub-adviser. Dimensional disclaims beneficial ownership of all such shares. Dimensional’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.
(7)	Includes shares held by various investment companies registered under the Investment Company Act of 1940, as amended, for which Fidelity Management & Research Company (“Fidelity Management”) serves as investment adviser. The address of each of FMR LLC and Fidelity Management is 245 Summer Street, Boston, MA 02210.
(8)	Pembroke Management, LTD’s address is 1002 Sherbrooke Street West, Suite 1700, Montreal, Quebec, Canada H3A 354.
(9)	Includes shares held by a number of (a) collective trust accounts for which Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc. (“Vanguard”), serves as investment manager and (b) Australian investment offerings for which Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, serves as investment manager. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

Director and Officer Compensation Arrangements

Actua Corporation Sixth Amended and Restated 2005 Omnibus Equity Compensation Plan

Equity-based compensation awards may be granted to Actua employees, directors and consultants under the Equity Plan. Generally, the awards vest over a period from one to four years and expire eight to ten years after the grant date. Most businesses in which Actua holds equity ownership interests also maintain their own equity incentive compensation plans. As of November 1, 2016, Actua had 1,859,249 Shares reserved under the Equity Plan for possible future issuance. Actua may issue the following types of equity-based compensation to its employees, consultants and non-employee directors: (1) restricted stock and restricted stock units (often subject to performance-based or market-based conditions), (2) SARs, (3) stock options, and (4) DSUs. Actua’s grants of equity-based compensation are approved by the Board of Directors or its Compensation Committee.

Director Compensation

SAR Grants

At the commencement of his or her service on the Board of Directors, each non-management director is entitled to receive an initial grant of 25,000 SARs. Each SAR represents the director’s right to receive, upon exercise, Shares with a fair market value equal to the dollar increase, if any, of the fair market value of the common stock from the grant date to the exercise date, with the fair market values determined by reference to the closing common stock prices reported by the NASDAQ on those dates. The SARs vest in equal annual installments over four years.

Retainer Restricted Stock Grants

On the date of Actua’s Annual Meeting of Stockholders each year, each non-management director is entitled to receive a grant of restricted stock as a retainer for his or her upcoming service on the Board of Directors and its committees (such stock, the “Retainer Restricted Stock”). The Retainer Restricted Stock vests on the one-year anniversary of the grant date and consists of a number of Shares equal to (1) the total amount of annual retainer fees payable to the director for his or her Board and committee service in the upcoming year divided by (2) the NASDAQ closing price of Actua’s common stock on the grant date. Prior to 2015, Actua paid retainer fees to its non-management directors at the beginning of each calendar year.

Service Restricted Stock Grants

On the date of every third Annual Meeting of Stockholders beginning in 2015, each non-management director is entitled to receive a grant, at his or her election, of either 22,500 DSUs (“Service DSUs”) or 22,500 shares of restricted stock (“Service Restricted Stock”) for his or her annual service on the Board of Directors. Any new non-management director is entitled to receive a prorated grant of Service DSUs or Service Restricted Stock on the date of the first Annual Meeting of Stockholders following his or her first year of service, and any director’s election to receive shares of Service Restricted Stock in lieu of Service DSUs is contingent upon his or her compliance with Actua’s director equity ownership guidelines.

The Service DSUs and Service Restricted Stock are granted on a triennial, rather than an annual, basis solely for the purpose of Actua complying with the Equity Plan, which limits the amount of equity awards that Actua may grant subject to a time-based vesting period of less than three years. Both the Service DSUs and the shares of Service Restricted Stock vest over a three-year period, with 7,500 vesting on the first anniversary of the grant date, and the remainder vesting in equal quarterly installments over the following two years. The Service DSUs must be held by the director until his or her service on the Board is terminated and, at that time, are exchanged for an equal number of Shares. The shares of Service Restricted Stock, on the other hand, become (subject to Actua’s policies and applicable securities laws) freely tradable Shares upon vesting.

Executive Officer Employment Agreements and Other Compensation

Employment Agreements

The terms of employment of each of Actua’s executive officers, Messrs. Buckley, Morgan and Alexander, are set forth in separate written employment agreements.

Mr. Buckley’s and Mr. Alexander’s employment agreements, which are substantially identical in form, contain the following principal terms:

•	a current term extending through December 31, 2016, subject to continual automatic one-year renewal periods;

•	an annual base salary of $450,000;

•	an annual target bonus of 175% of base salary;

•	the executive’s participation in Actua’s welfare and retirement plans, as well as Actua’s short-term and long-term equity incentive programs established for senior level executives generally, at levels at least commensurate with the benefits provided to other senior executives and with adjustments appropriate for the executive’s respective position; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits to the executive in the event that his employment is terminated without cause or he resigns for good reason under certain circumstances, including in connection with a change of control of Actua.

Mr. Morgan’s employment agreement, as amended, contains the following principal terms:

•	a current term extending through December 31, 2017;

•	an annual base salary of $300,000;

•	an annual target bonus of 100% of base salary; and

•	the payment, subject to specified qualifications and conditions, of a series of benefits upon specified terminations of employment without cause on or prior to December 31, 2017.

Annual Performance Plan

Early in each year, the Compensation Committee grants stock bonuses through an annual performance plan to motivate Actua’s executive officers and other employees to execute the Company’s strategy through the achievement of specified financial and strategic goals. The performance plan is based on short-term goals designed to focus Actua’s management on quantitative targets and strategic objectives that the Compensation Committee believes will foster lasting stockholder value and to reward executive officers and other employees for performance.

At the end of the annual bonus/vesting period, the Compensation Committee determines the extent (expressed as a percentage) that the goals governing the annual performance plan were achieved (such percentage, the “Achievement Percentage”). Achievement Percentages can range from 0% to 200% of an individual’s target award; in practice, Achievement Percentages for Actua’s executive officers have ranged from 51% to 129% of their corresponding target awards. Achievement Percentages are tied directly to Actua’s achievement of the performance plan goals; therefore, the bonus Shares under the performance plan will vest only to the extent that specific corporate goals are achieved. In addition, as described further below, bonuses are received by executives in the form of a fixed number of Shares that are granted near the beginning of the annual performance period and vest one year later. As such, the value actually realized by executives under their stock bonuses can be greater or less than the value of their stock bonuses on the grant date.

On February 27, 2015, in an effort to conserve cash in the event that the Achievement Percentage under the 2015 performance plan was between 100% and 150%, the Compensation Committee granted to each executive officer a 2015 performance plan bonus award in the form of performance-based restricted Actua common stock (the “Performance Plan Restricted Stock”) with an aggregate value, based on a per share price of $16.76 (the closing price of Actua common stock on the grant date), equal to 150% of the dollar amount of his target bonus (that is, a number of shares of Performance Plan Restricted Stock that would vest if the Achievement Percentage under the 2015 performance plan were 150%).

The performance bands for these awards were derived from financial plans that Actua’s management and the Compensation Committee view as fairly aggressive, such that achievement of the bonus is not intended to be a foregone conclusion. In other words, the Compensation Committee establishes aspirational or “stretch” revenue and earnings performance plan goals that do not merely reflect Actua’s expectations with respect to the revenue and earnings of its subsidiaries. To illustrate, under the 2015 performance plan, the revenue goal of $138 million was at the top of Actua’s original stated investor revenue guidance range of between $133 million and $138 million, the adjusted net income per share goal of $(0.37) was at the top of its original stated investor adjusted net income per share guidance range of between $(0.37) and $(0.41), and the cash flow from operations goal of $(6 million) was at the top of its original stated cash flow from operations guidance range of between $(6 million) and $(10 million).

In February 2016, the Compensation Committee evaluated Actua’s 2015 performance to determine the level of achievement under the 2015 performance plan and, hence, the number of shares of Performance Plan Restricted Stock that would vest under the plan. The committee declared that the performance plan goals were achieved at a level of 83%, meaning that approximately 55% of the shares granted to each executive officer would vest.

Long-Term Equity Grants

The Compensation Committee has twice in recent years, granted sizeable, multi-year equity awards to Actua’s executive officers consisting of restricted stock and/or SAR awards subject to time-based vesting over a four-year period and restricted stock awards subject to performance-based and/or market-based vesting that is contingent upon the achievement of specific long-term company objectives.

On February 28, 2014, the Board of Directors granted 750,000 shares of restricted stock to each of Messrs. Buckley and Alexander and 200,000 shares of restricted stock to Mr. Morgan (the “2014 Long-Term Grants”)

with 50% of the Shares in each grant subject to time-based vesting (in equal annual installments over a four-year period) and 50% of the Shares in each grant subject to Actua’s common stock price meeting or exceeding certain market-based metrics, as described below.

The vesting of the market-based Shares (375,000 shares for each of Messrs. Buckley and Alexander, and 100,000 shares for Mr. Morgan) is contingent upon the 45-trading day volume-weighted average price of Actua’s common stock meeting or exceeding specified 45-trading day volume-weighted average price targets ($28.07, $30.16, $32.38 and $34.71) on or before February 28, 2018, with 25% of the shares vesting on the first business day following achievement of each of the targets.

If an Actua “change of control” (as defined in the Equity Plan) occurs, and, in connection with the change of control, an executive officer is terminated without “cause” (as defined in the employment agreements for each of Messrs. Buckley, Alexander and Morgan, as applicable) or leaves for “good reason” (as defined in the employment agreements for each of Messrs. Buckley and Alexander and the restricted share agreement for Mr. Morgan, as applicable), then all of the executive officer’s 2014 Long-Term Grant shares will become fully vested. In addition, the Compensation Committee will have the discretion to accelerate the vesting of any 2014 Long-Term Grant shares, in whole or in part, upon the occurrence of any Actua change of control, regardless of whether the executive officer holding those shares is terminated without cause or leaves for good reason.

Notwithstanding the relatively small portion of the 2014 Long-Term Grants realized (and expected to be realized) by Actua’s executive officers, as a result of, among other things, the SEC rules of governing executive officer compensation disclosure, the Compensation Committee has determined that: (i) Actua will not grant any further equity incentive awards (other than annual stock-based bonuses) to its executive officers prior to 2018; (ii) Actua will not make any more sizeable, multi-year equity grants similar to the 2014 Long-Term Grants to its executive officers in the foreseeable future, and any equity grants made to Actua’s executive officers in 2018 and beyond would likely be smaller and made more frequently (such as on an annual basis); and (iii) the pay-for-performance and stockholder alignment principles underlying the 2014 Long-Term Grants, along with a benchmarking process based on an updated Actua peer group, will govern the structure of any equity grants made in 2018 and beyond.

Carried Interest Program

Under Actua’s carried interest program, the Compensation Committee awarded grants to Actua’s executive officers in the form of interests in limited partnerships that held securities in companies acquired by Actua in 2008 and 2009. A carried interest (a right to receive a certain percentage of the investment profits realized by the partnerships, subject to Actua realizing an 8% compounded profit) was allocated to Actua management participants.

In both 2008 and 2009, the Compensation Committee approved grants to Actua executives in separate carried interest plans. Of the 15% of carried interest that was available for allocation to management in 2008 and 2009, 3% of the carried interest for each of those years was allocated to each of Messrs. Buckley and Alexander, and 0.65% of the carried interest for each of those years was allocated to Mr. Morgan.

The 2009 carried interest plan holds, among other things, the vast majority of Actua’s equity interests in Bolt Solutions, Inc. (“Bolt”); approximately $80 million of equity and debt interests have been allocated to the 2009 plan. To the extent that Bolt grows in value, the Compensation Committee will ascribe a greater amount of value to the carried interest held by Actua’s executive officers under the 2009 plan. The Compensation Committee ascribes virtually no value to the carried interest held by Actua’s executive officers under the 2008 carried interest plan, given the relatively small amount of capital allocated under that plan.

As a result of Actua’s evolving business model (from owning minority equity stakes in many businesses to owning substantial majority stakes in a much smaller, similarly focused group of businesses), as well as the ongoing capital needs of Bolt, the Compensation Committee and the Board determined that, beginning in 2015, any additional debt or equity interests acquired in Bolt would be acquired directly by Actua, not by the 2009 carried interest plan. In addition, the Compensation Committee believes that the use of awards tied directly to the performance of Actua’s common stock, such as restricted stock (particularly restricted stock with performance-based and/or market-based vesting) and SARs, is well-suited to focus Actua’s executive officers on driving the company’s operating and stock performance over the long term. Accordingly, new carried interest plans have not been a part of the compensation packages of Actua’s executive officers since 2009, and they are not likely to be a part of Actua’s executive officer compensation packages in the foreseeable future.

Severance and Change-in-Control Payments

Under the terms of their respective employment agreements and the restricted share agreements governing their 2014 Long-Term Grants (as defined below), each of Mr. Buckley and Mr. Alexander is entitled to receive certain benefits in the event that an actual change of control occurs, his employment is terminated without cause (as defined in their respective employment agreements, and including in connection with an Actua change of control) or he resigns for good reason (including in connection with an Actua change of control).

The employment agreements define “cause” as a determination that Mr. Buckley or Mr. Alexander has been convicted of, or pled nolo contendere to, a felony, intentionally and continually refuses to perform any reasonable and lawful directive for a period of at least 30 days following notice of a failure to perform that directive or has breached, and continues to breach following 30 days’ notice of that breach, non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement. Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason,” absent a change of control, as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist: (i) any material diminution in his base annual salary, other than generally applicable reductions in management salaries of less than 20%; (ii) any material diminution of his responsibilities; (iii) any material diminution in his reporting relationship; (iv) any material breach by Actua of his employment agreement; and (v) Actua’s non-renewal of the employment agreement in accordance with its terms.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “change of control” as the occurrence of any of the following: (i) any person or entity that is not a majority-owned subsidiary of Actua and is not a parent of Actua that is subject to majority voting control by Actua’s stockholders (each, a “Non-Actua Entity”) becoming the beneficial owner of a majority of the voting power of Actua’s outstanding securities; (ii) the successful completion of a tender offer or exchange offer for a majority of the voting power of Actua’s then-outstanding securities; (iii) the consummation of (1) a merger, consolidation or reorganization of Actua following which Actua’s stockholders prior to the transaction cease to own more than 50% of Actua’s voting shares, (2) a sale or disposition of all or substantially all of Actua’s assets to a Non-Actua Entity or (3) a liquidation or dissolution of Actua; and (iv) the majority of the members of the Board of Directors as of the effective date of the agreement (or directors approved by that majority) ceasing to be members of the Board of Directors.

The Equity Plan defines “change of control” as the occurrence (i) any person or entity acquiring beneficial ownership of a majority of the voting power of Actua’s outstanding securities, except where the acquisition is approved by the Board of Directors or (ii) the consummation of (1) a merger or consolidation of Actua following which Actua’s stockholders prior to the transaction cease to own more than 50% of Actua’s voting shares, (2) a sale or disposition of all or substantially all of Actua’s assets or (3) a liquidation or dissolution of Actua.

Each of Mr. Buckley’s and Mr. Alexander’s employment agreements defines “good reason after a change of control” as the occurrence of any of the following events or conditions (subject, in some cases, to limited exceptions) for a period of at least 30 days following notice from the executive, within 90 days of the initial occurrence of any of those events or conditions, that any of those events or conditions exist: (i) any material diminution in his base salary; (ii) any material diminution of his responsibilities; (iii) any material diminution in his reporting relationship; (iv) any material breach by Actua of his employment agreement; (v) the establishment of a target annual bonus for him that is materially less than that in effect for the preceding year; (vi) Actua’s becoming a subsidiary of a corporation that is a Non-Actua Entity, unless the ultimate parent entity of that Non-Actua Entity assumes his employment agreement and appoints him to a position at the ultimate parent entity substantially similar to his position at Actua; (vii) Actua’s requiring him to be based at a location that is not within 50 miles of Philadelphia, Pennsylvania; and (viii) Actua’s non-renewal of the employment agreement in accordance with its terms.

If Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause at any time other than during the six-month period before, or the 24-month period following, a change of control, or if Mr. Buckley or Mr. Alexander resigns for good reason at any time other than during the 24-month period following a change of control, he would, under his employment agreement, be entitled to: (i) a lump sum payment within 60 days of his termination date of 1.5 times the sum of his annual base salary plus target bonus; (ii) payment, at the same time of payment of bonuses to Actua’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which termination occurs; (iii) continuation of medical benefits until the earlier to occur of (1) 18 months after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and (iv) outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A of the Code (as defined below) (as such may be amended from time to time, “Section 409A”), the lump sum payment would be deferred and paid to the executive in a lump sum six months following his termination.

If either Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause during the six-month period before, or the 24-month period following, a change of control, or if either executive resigns for good reason during the 24-month period following a change of control, he would, under his employment agreement, be entitled to: (i) a lump sum payment within 60 days of his termination date of two times the sum of his annual base salary plus target bonus; (ii) payment, at the same time of payment of bonuses to Actua’s other executives (which payment must occur between January 1 and March 15 of the year following his termination), of a prorated bonus for the year in which his termination occurs; (iii) automatic vesting of all unvested stock options, SARs and restricted stock granted to him under Actua’s equity compensation plans; (iv) continuation of his medical benefits until the earlier to occur of (1) two years after his termination and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; and (v) outplacement assistance of up to $40,000.

If payment of the lump sum referenced in the first bullet point of the previous paragraph would subject Mr. Buckley or Mr. Alexander to taxation under Section 409A, the lump sum payment would be deferred and paid to the executive in a lump sum six months following his termination. The first 18 months of the medical benefits referenced in the fourth bullet point of the previous paragraph, if payable, would be paid on a monthly basis, and the last six months of those medical payments, if payable, would be paid in a lump sum within 30 days of the end of the 18-month period following the executive’s termination.

In addition to the change of control-related benefits that Messrs. Buckley and Alexander are entitled to receive under the terms of their respective employment agreements, if a change of control (as defined in the Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, Mr. Buckley’s or Mr. Alexander’s employment is terminated by Actua without cause, or if Mr. Buckley or Mr. Alexander resigns for good reason (in each case, as defined in their respective employment agreements), the unvested portion, if any, of the 750,000 2014 Long-Term Grant shares that were granted to Messrs. Buckley and Alexander, as applicable, in February 2014 would automatically vest.

The benefits outlined above for Mr. Buckley and Mr. Alexander are expressly contingent upon the relevant executive executing and not revoking or breaching a general release, as well as that executive’s continued adherence to the non-competition, non-solicitation, confidentiality and invention assignment covenants contained in his employment agreement.

Under their employment agreements, each of Mr. Buckley and Mr. Alexander would be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation without good reason. Following a termination of his employment without cause or his resignation for good reason, each executive would be permitted to exercise his vested stock options and SARs for a period ending on the earliest of 24 months after the termination of his employment, 12 months after the price of Actua’s common stock is maintained at a minimum closing price of $20 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events and the expiration of the term of the applicable stock options or SARs.

Each of Mr. Buckley and Mr. Alexander (or their respective estates, if applicable) would be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination due to his death or disability (but in no event following the expiration of the term of the applicable stock options or SARs). Neither executive would be permitted to exercise any of his stock options or SARs upon his termination for cause.

Under his employment agreement and the restricted share agreement governing his 2014 Long-Term Grant, Mr. Morgan would be entitled to receive certain benefits if his employment is terminated by Actua without cause (including in connection with an Actua change of control) or he resigns his employment for good reason (including in connection with an Actua change of control).

Mr. Morgan’s employment agreement defines “cause” as any finding by the Compensation Committee of the Board of Directors (the “Compensation Committee”) that Mr. Morgan: (i) has breached his employment, service, non-competition, non-solicitation or other similar contract with Actua; (ii) has been engaged in disloyalty to Actua, including, without limitation, fraud, embezzlement, theft, commission of a felony or dishonesty, in the course of his employment or service; (iii) has disclosed trade secrets or confidential information of Actua to a party not entitled to receive that information; or (iv) has entered into competition with Actua.

Mr. Morgan’s February 2014 Long-Term Grant restricted share agreement defines “good reason” as any material diminution in Mr. Morgan’s authority, duties or responsibilities, any change in Mr. Morgan’s reporting relationship, any material diminution in Mr. Morgan’s base salary and/or target bonus and/or any relocation of Actua’s office to a location more than 50 miles away from the existing location.

If Mr. Morgan’s employment is terminated by Actua without cause on or prior to December 31, 2017, he would be entitled to the following benefits: (i) payment, following his termination, of a lump sum amount equal to 12 months of his base salary plus target bonus at the rate existing at termination of his employment; (ii) payment, at the same time as other employees, of a prorated bonus for service through his termination date based on individual performance and company performance for that period as determined by the Board of Directors; (iii) continuation of medical and dental insurance until the earlier to occur of (1) 12 months after termination of his employment and (2) his eligibility for benefits under another employer’s or his spouse’s employer’s plan; (iv) provision of executive outplacement services until the earlier to occur of (1) 12 months after termination of his employment and (2) his employment with a subsequent employer; and (v) a recommendation to the Compensation Committee that the exercise period of his vested option and SAR awards be extended, subject to the limitations of Section 409A, to the earlier to occur of (1) 24 months after termination of his employment and (2) 12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $30 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events.

If payment of the lump sum referenced in clause (i) of the previous paragraph would subject Mr. Morgan to taxation under Section 409A, the lump sum payment would be deferred and paid to Mr. Morgan in a lump sum six months following his termination.

Additionally, under his employment agreement, in the event of any involuntary termination of Mr. Morgan’s employment upon a change in control of Actua, Mr. Morgan would receive automatic vesting of all of his unvested equity awards and subject to the limitations of Section 409A, an extension of the term to exercise any option or SAR award to the remaining term of the award.

In addition to the termination benefits that Mr. Morgan is entitled to receive under the terms of his employment agreement, if a change of control (as defined in the Equity Plan) occurs prior to February 28, 2018, and, in connection with that change of control, either Mr. Morgan’s employment is terminated by Actua without cause or Mr. Morgan resigns for good reason, the unvested portion of the 200,000 2014 Long-Term Grant shares that were granted to Mr. Morgan in February 2014 would automatically vest.

Mr. Morgan would be permitted to exercise his vested stock options and SARs for a period of 90 days following his resignation. Following his termination without cause absent a change in control, Mr. Morgan would, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the earliest of: (i) 24 months after the termination of his employment; (ii) 12 months after the price of Actua’s Common Stock is maintained at a minimum closing price of $30 per share for 20 consecutive trading days, subject to adjustment for stock splits and similar events; and (iii) the expiration of the term of the applicable stock options or SARs.

Following the termination of his employment by Actua without cause following a change in control, Mr. Morgan would, subject to the limitations of Section 409A, be permitted to exercise his vested stock options and SARs until the expiration of the remaining grant term. Mr. Morgan (or his estate, if applicable) would be permitted to exercise his vested stock options for three years following a termination due to his death or disability and his SARs for one year following a termination of his employment due to his death or disability (but in no event beyond the expiration of the term of the applicable stock options or SARs). Mr. Morgan would not be permitted to exercise any of his stock options or SARs upon a termination of his employment for cause.

The benefits outlined above are expressly contingent upon Mr. Morgan executing and not rescinding or breaching a general release and restrictive covenant agreement in a form acceptable to Actua.

In addition to the benefits to which Actua’s executive officers may be entitled by virtue of an Actua change of control and/or a termination of their respective employment with Actua, Messrs. Buckley, Morgan and Alexander may be entitled to receive, through Actua’s carried interest program, certain payments in connection with a sale or other liquidity event involving Bolt, as described below.

12.	Certain Legal Matters; Regulatory Approvals.

Except as described above, we are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by the acquisition of Shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition of Shares by us as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether it will be required to delay the acceptance for payment of or payment for Shares tendered under the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligation under the Offer to accept for payment and pay for Shares is subject to conditions. See Section 7.

13.	Certain Material U.S. Federal Income Tax Consequences.

The following summary describes certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (as defined below) of an exchange of Shares for cash pursuant to the Offer. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations, administrative pronouncements and judicial decisions, all as in effect on the date hereof and changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This discussion deals only with Shares held as capital assets and does not deal with all tax consequences that may be relevant to all categories of holders (including, without limitation, dealers in securities or commodities, traders in securities that elect to mark their holdings to market, financial institutions, regulated investment companies, real estate investment trusts, U.S. Holders (as defined below) whose “functional currency” is not the United States dollar, insurance companies, U.S. expatriates, tax-exempt organizations, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, persons who hold Shares as part of a hedging, conversion, or constructive sale transaction or as a position in a straddle, holders of options, SARs or DSUs (including holders who exercise such awards in connection with the Offer) or persons who own or owned (actually or constructively) more than 5% of our Shares at any time during the five year period ending on the date of the disposition of Shares pursuant to the Offer). In particular, different rules may apply to Shares acquired in exchange for services or otherwise as compensation (including Shares acquired upon the exercise of options or the vesting of restricted share units). In addition, this discussion does not address the consequences of the alternative minimum tax, the Medicare tax on certain investment income, or any state, local or non-U.S. tax consequences or any tax consequences (e.g. estate or gift tax) other than U.S. federal income tax consequences. Holders of Shares should consult their tax advisors as to the particular consequences to them of participation in the Offer.

As used herein, a “U.S. Holder” means a beneficial owner of Shares that is for U.S. federal income tax purposes: (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust if it (x) is subject to the primary supervision of a court within the United States and one or more U.S. persons (as defined under the Code) have the authority to control all substantial decisions of the trust or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” means a beneficial owner of Shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes).

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner, member or other owner will generally depend upon the status of the partner, member or other owner and the activities of such entity. Holders that are partners, members or other owners of such an entity holding Shares should consult their own tax advisors.

Non-Participation in the Offer.

Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

U.S. Holders.

An exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the “sale or exchange” of the Shares or as receiving a taxable distribution with respect to the Shares from us.

Under Section 302 of the Code, the exchange of Shares by a U.S. Holder for cash pursuant to the Offer will be treated as a “sale or exchange” of Shares for U.S. federal income tax purposes, rather than as a taxable distribution with respect to the Shares held by the tendering U.S. Holder, if the exchange (a) results in a “complete termination” of all such U.S. Holder’s equity interest in us, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 Tests”). In applying the Section 302 Tests, a U.S.

Holder must take account of not only the Shares that are actually owned by the U.S. Holder, but also Shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own Shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder’s family (except that in the case of a “complete termination” a U.S. Holder may waive, under certain circumstances, attribution from family members) and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder actually or constructively has an equity interest, as well as Shares the U.S. Holder has an option to purchase.

An exchange of Shares for cash pursuant to the Offer will be a “complete termination” of the U.S. Holder’s equity interest in us if the U.S. Holder owns none of our Shares either actually or constructively (taking into account any effective waivers of attribution from family members) immediately after the exchange. U.S. Holders should consult their own tax advisors concerning the application of the “complete termination” test to their particular circumstances, including in connection with the requirements, mechanics and desirability of such a waiver of attribution.

An exchange of Shares for cash will be a “substantially disproportionate” redemption with respect to a U.S. Holder if the percentage of the then outstanding Shares owned (actually or constructively) by such U.S. Holder in us immediately after the exchange (treating all Shares purchased by us pursuant to the Offer as not outstanding) is less than 80% of the percentage of the Shares owned (actually or constructively) by such U.S. Holder in us immediately before the exchange (treating all Shares purchased by us pursuant to the Offer as outstanding). U.S. Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

If an exchange of Shares for cash fails to satisfy the “complete termination” test and the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in us. Whether the receipt of cash by a U.S. Holder will be “not essentially equivalent to a dividend” will depend upon the U.S. Holder’s particular facts and circumstances. The IRS has indicated in published guidance that even a small reduction in the proportionate interest of a small minority stockholder in a publicly and widely held corporation who exercises no control over corporate affairs may constitute a “meaningful reduction.” U.S. Holders should consult their own tax advisors concerning the application of “not essentially equivalent to a dividend” test to their particular circumstances.

If any of the above three Section 302 Tests is satisfied, and the exchange of the Shares for cash pursuant to the Offer will be treated as a “sale or exchange” for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference, if any, between the amount of cash received by the U.S. Holder and such holder’s adjusted basis in the Shares sold pursuant to the Offer. Generally, a U.S. Holder’s adjusted basis in the Shares will be equal to the cost of the Shares to the U.S. Holder, reduced (but not below zero) by any previous return of capital. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares exceeds one year as of the date of the exchange. Certain individual and other non-corporate U.S. Holders are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain. A U.S. Holder’s ability to deduct capital losses may be limited. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction) we purchase from the U.S. Holder under the Offer.

If a U.S. Holder is not treated under the Section 302 Tests as recognizing gain or loss pursuant to a “sale or exchange” of Shares, the entire amount of cash received by such U.S. Holder pursuant to the exchange will be treated as a taxable distribution by us with respect to the U.S. Holder’s Shares in an amount equal to the cash received by such holder pursuant to the Offer. The distribution will be treated as ordinary dividend income to the extent of such stockholder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, certain individuals and non-corporate U.S. Holders may be eligible for preferential rates on dividend income. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (a) it may be eligible for a dividends received deduction (subject to applicable limitations) and (b) it will be subject to the “extraordinary dividend” provisions of Section 1059 of the Code. U.S. Holders should consult their own tax advisors concerning the rules discussed in this paragraph in light of their particular circumstances.

To the extent that amounts received pursuant to the Offer exceed our current and accumulated earnings and profits, the distribution will first be treated as a non-taxable return of capital, causing a reduction in the adjusted basis of such U.S. Holder’s Shares, and any amounts in excess of the U.S. Holder’s adjusted basis will constitute capital gain from the “sale or exchange” of the Shares (as discussed above). Any remaining adjusted basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.

Each U.S. Holder should be aware that, because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of these Shares may be purchased by us. Thus, proration may affect whether the surrender of Shares by a U.S. Holder pursuant to the Offer will meet any of the Section 302 Tests and therefore whether such purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes. Accordingly, U.S. Holders should consult their own tax advisors concerning the impact of such proration on the application of the Section 302 Tests to their particular circumstances.

Non-U.S. Holders.

Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” pursuant to the Section 302 Tests as described above under “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders” unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder) or (ii) in the case of gain realized by a Non-U.S. Holder who is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met. A Non-U.S. Holder whose gain is described in clause (i) above generally will be subject to U.S. federal income tax on such gain in the manner as if it were a U.S. Holder, as described above under “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders.” In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or lower rate specified in an applicable income tax treaty, on gain from the sale of Shares pursuant to the Offer that is effectively connected with the conduct of a trade or business within the United States. An individual described in clause (ii) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-U.S. Holder provided that such Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

If the Non-U.S. Holder does not satisfy any of the Section 302 Tests described above, the full amount received by the Non-U.S. Holder with respect to the sale of Shares to us pursuant to the Offer will be treated as a taxable distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale of Shares will be determined in the manner described above under “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders.” Except as described below, to the extent that amounts received by a Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30%, or a lower rate specified in an applicable income tax treaty. To obtain a reduced rate of withholding under an applicable income tax treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, certifying under penalties of perjury that the Non-U.S. Holder is a non-U.S. person and the dividends are subject to a reduced rate of withholding under an applicable income tax treaty. Non-U.S. Holders should consult their tax advisors regarding their entitlement to, and the procedure for obtaining, benefits under an applicable income tax treaty.

Amounts treated as dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States are not subject to U.S. federal withholding tax but instead, unless an applicable income tax treaty provides otherwise, generally are subject to U.S. federal income tax in the manner applicable to U.S. Holders, as described above under “Certain Material U.S. Federal Income Tax Consequences—U.S. Holders.” To claim exemption from U.S. federal withholding tax with respect to dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States, the Non-U.S. Holder must comply with applicable certification and disclosure requirements by providing a properly executed IRS Form W-8ECI certifying, under penalties of perjury, that the Non-U.S. Holder is a non-U.S. person and the dividends are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and includible in that holder’s gross income. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty, on dividends effectively connected with the conduct of a trade or business within the United States, subject to certain adjustments.

The Depositary (or other applicable withholding agent) will generally withhold U.S. federal income taxes equal to 30% of the gross payments payable to a Non-U.S. Holder or his or her agent unless the Depositary (or other applicable withholding agent) determines that a reduced rate of withholding is available pursuant to an applicable income tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. The Depositary (or other applicable withholding agent) will determine a holder’s status as a Non-U.S. Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding (e.g. IRS Forms W-8BEN, W-8BEN-E or W-8ECI) unless facts and circumstances indicate that such reliance is not warranted. A Non-U.S. Holder may be eligible to obtain a refund or credit of all or a portion of any U.S. federal income tax withheld if such Non-U.S. Holder meets one of the Section 302 Tests described above or is otherwise able to establish that no tax or a reduced amount of tax is due, in either case, provided that an appropriate claim is timely filed with the IRS. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure.

U.S. Federal Income Tax Backup Withholding and FATCA Withholding Taxes.

See Section 3 with respect to the application of U.S. federal income tax backup withholding to payments to both U.S. and Non-U.S. Holders and FATCA withholding to payments to Non-U.S. Holders pursuant to the Offer.

14.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act.

The purchase by Actua of Shares under the Offer will reduce our “public float” (the number of Shares owned by non-affiliate stockholders and available for trading in the securities markets). This reduction in our public float may result in lower stock prices and/or reduced liquidity in the trading market for the Shares following completion of the Offer. In addition, the Offer may reduce the number of Actua stockholders. As of November 1, 2016, we had 39,477,526 issued and outstanding Shares. Stockholders may be able to sell non-tendered Shares in the future, on the NASDAQ or otherwise, at a net price higher or lower than the Purchase Price in the Offer. We can give no assurance, however, as to the price at which a stockholder may be able to sell such Shares in the future.

We anticipate that there will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for such Shares. Based upon published guidelines of the NASDAQ, we do not believe that our purchase of Shares under the Offer will cause the remaining outstanding Shares to be delisted from the NASDAQ.

The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC’s proxy rules in connection with meetings of our stockholders. We believe that our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

15.	Extension of the Offer; Termination; Amendment.

We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 7 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension.

We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Shares not theretofore accepted for payment or paid for, or, subject to applicable law, to postpone payment for Shares, upon the occurrence of an event that results in any of the conditions specified in Section 7 being triggered by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares which we have accepted for payment is limited by Rule 13e–4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of an Offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to stockholders in a manner reasonably designed to inform stockholders of the change. In addition, we would file such press release as an exhibit to the Schedule TO.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e–4(d)(2) and 13e–4(e)(3) promulgated under the Exchange Act. These rules provide that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:

(1) we increase or decrease the price to be paid for Shares or increase or decrease the aggregate purchase price of Shares sought in the Offer (and thereby increase or decrease the number of Shares being sought in the Offer) and, in the event of an increase in the aggregate purchase price of Shares purchased in the Offer, the increase exceeds 2.0% of the Shares outstanding; and

(2) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given in the manner specified in this Section 15;

then in each case the Offer will be extended until the expiration of the period of at least ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

16.	Fees and Expenses.

We have retained Craig-Hallum Capital Group to act as the Dealer Manager in connection with the Offer, which will receive, for these services, a reasonable and customary fee. We also have agreed to reimburse the

Dealer Manager for reasonable out-of-pocket expenses incurred in connection with the Offer, including fees and expenses of counsel, and to indemnify each of them against liabilities in connection with the Offer, including liabilities under the federal securities laws.

Craig-Hallum Capital Group and certain of its affiliates have provided, and may in the future provide, various investment banking and other services to us for which future services we would expect they would receive customary compensation from us. The Dealer Manager may from time to time hold Shares in its proprietary accounts, and, to the extent it owns Shares in these accounts at the time of the Offer, the Dealer Manager may tender the Shares pursuant to the Offer to the extent permitted by applicable law.

We have retained Innisfree M&A Incorporated to act as Information Agent in connection with the Offer. As Information Agent, Innisfree M&A Incorporated may contact holders of Shares by mail, telephone, facsimile and personal interviews and may request brokers, dealers, commercial banks, trust companies or other nominee stockholders to forward materials relating to the Offer to beneficial owners. Innisfree M&A Incorporated, in its capacity as Information Agent, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

We have retained Computershare Trust Company, N.A. to act as Depositary in connection with the Offer. Computershare Trust Company, N.A., in its capacity as Depositary, will receive reasonable and customary compensation for its services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including liabilities under the federal securities laws.

Certain officers and employees of the Company may render services in connection with the Offer but they will not receive any additional compensation for such services.

We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominee stockholders are urged to consult the brokers, banks and other nominee stockholders to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominee stockholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as the agent of Actua, the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on the purchase of Shares in the Offer, except as otherwise described in Section 5.

17.	Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction within the United States where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction within the United States. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Rule 13e–4 promulgated under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning Actua.

Rule 13e–4(f) under the Exchange Act prohibits us from purchasing any Shares, other than in the Offer, until at least ten business days have elapsed after the Expiration Time. Accordingly, any additional purchases of Shares by the Company from time to time outside the Offer may not be consummated until at least ten business days have elapsed after the Expiration Time.

We have not authorized anyone to provide you with information or make any representation on behalf of us or in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, you should not rely on that information or representation as having been authorized by us or the Dealer Manager.

Actua Corporation

November 7, 2016

The Letter of Transmittal, book-entry confirmation of Shares and any other required documents should be sent or delivered by each stockholder of Actua Corporation or his/her broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

By First Class Mail: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions P.O. Box 43011 Providence, Rhode Island 02940-3011	By Registered, Certified or Express Mail or Overnight Delivery: Computershare Trust Company, N.A. Attn: Voluntary Corporate Actions 250 Royall Street, Suite V Canton, Massachusetts 02021

Questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

You may obtain information regarding the Offer

from the Information Agent as follows:

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders Call Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

The Dealer Manager for the Offer is:

Craig-Hallum Capital Group

222 South Ninth Street, Suite 350

Minneapolis, Minnesota 55402

(612) 334-6300

Email: info@craig-hallum.com